Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-40062
PROSPECTUS



                        7,580,012 SHARES OF COMMON STOCK



                            GLOBAL iTECHNOLOGY, INC.
                (f/k/a Global Telecommunication Solutions, Inc.)



         The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the Common Stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the Common Stock and it is not soliciting an offer to buy the Common Stock in any state where the offer or sale is not permitted.


         The selling stockholders listed on page 33 of this prospectus are offering and selling up to 7,580,012 shares of Common Stock. All proceeds from the sale of the Common Stock under this prospectus will go to the selling stockholders. We will not receive any proceeds from the sale of such Common Stock. Of the 7,580,012 shares offered, 2,148,910 shares are issuable upon exercise of options and warrants. If all of these securities are exercised, we will receive up to $7,123,135.36 in gross proceeds. All proceeds that we receive, if any, will be used for working capital and general corporate purposes.


         The selling stockholders will pay all brokerage commissions and discounts attributable to the sale of the shares plus fees and expenses relating to the registration of their shares. We are responsible for all other costs, expenses and fees incurred in registering the shares offered by this prospectus, which are estimated to be $15,000.


         Our Common Stock is traded under the symbol "GTST" on the OTC Bulletin Board. The last reported sale price on the OTC Bulletin Board for our Common Stock on June 21, 2000 was $3/8 per share.


         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 9.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                   The date of this prospectus is July 10, 2000

                       WHERE YOU CAN FIND MORE INFORMATION

                  We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at the following locations:

                  -        Main Public Reference Room
                           450 Fifth Street, N.W.
                           Washington, D.C.  20549

                  -        Regional Public Reference Room
                           75 Park Place, 14th Floor
                           New York, New York 10007

                  -        Regional Public Reference Room
                           Northwestern Atrium Center
                           500 West Madison Street, Suite 1400
                           Chicago, Illinois 60661-2511

                  You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at (800) SEC-0330.

                  We  are  required  to  file  these   documents  with  the  SEC
electronically. You can access the electronic versions of these filings on the Internet at the SEC's web site, located at http://www.sec.gov.

                  We have included this prospectus in our registration statement that we filed with the SEC (the "Registration Statement"). The Registration Statement provides additional information that we are not required to include in the prospectus. You can receive a copy of the entire Registration Statement as described above. Although this prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the Registration Statement, you should read the exhibits for a more complete description of the document or matter involved.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

                  Certain matters discussed in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company or we "believe," "anticipate," "estimate," "expect" or words of similar import as they relate to us or our management. Similarly, statements that describe our future plans, objectives or goals are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including those described in the section captioned "Risk Factors" below.

              TABLE OF CONTENTS
                                                   Page
Prospectus Summary.................................   7
Risk Factors.......................................   9
Use of Proceeds....................................  14
Dividend Policy....................................  14
Market Price of the Registrant's Common Equity
   and Related Stockholder Matters.................  14
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations...................................  16
Business...........................................  18
Management.........................................  21
Security Ownership of Certain Beneficial
   Owners and Management...........................  28
Certain Relationships and Related Transactions.....  29
Selling Stockholders...............................  33
Description of Capital Stock.......................  35
Plan of Distribution...............................  36
Legal Matters......................................  36
Experts............................................  37
Index to Financial Statements and Exhibits......... F-1

                          [INSIDE COVER OF PROSPECTUS]

                               PROSPECTUS SUMMARY

    AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "WE," "US" OR "COMPANY" MEAN GLOBAL ITECHNOLOGY, INC. F/K/A GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND ITS SUBSIDIARIES. THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND IS NOT COMPLETE AND MAY NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.


                                   THE COMPANY

    We have been in the business of marketing and distributing prepaid phone cards. In 1999, we determined to discontinue and sell the prepaid phone card business as a result of the long history of losses in this line of business and an increasingly competitive environment.

    Certain of our subsidiaries filed voluntary bankruptcy petitions in October 1999 to facilitate the possible sale of the phone card assets, which are the subject of liabilities that greatly exceed their fair market value. Effective March 31, 2000, our subsidiaries sold their assets to JD Services, Inc., a prepaid phone card provider located in Salt Lake City, Utah for a purchase price of $2.1 million, of which: $750,000 consisted of debtor-in-possession financing forgiveness and the balance of $1.35 million consisted of the assumption of our obligation to provide telecommunications services in respect of previously activated phone cards.

    We intend to focus on developing, operating and entering into strategic relationships to implement promotional and other direct marketing services using telephony, the Internet and wireless communication techniques. In February 2000, together with certain strategic partners, we formed Enticent.com, an incentive marketing and promotional company that allows businesses to communicate one-to-one with existing and potential customers through both on-line and off-line permission-marketing programs.

    We have experienced significant cash flow difficulties during the last several years. Our ability to implement our new business strategy is contingent upon our ability to obtain additional financing. We are negotiating with potential financing sources in an attempt to raise additional debt or equity capital but we are uncertain whether additional financing will be available on acceptable terms or at all, and we have no agreements, understandings or commitments with respect to such additional debt or equity capital.

    We have significant liabilities that will continue even though several of our subsidiaries have filed voluntary petitions with the Court for the District of Delaware under Chapter 11 of the Bankruptcy Code. These liabilities aggregate approximately $5 million. We are currently negotiating with these creditors in an effort to settle the amounts due at less than the amount recorded on the balance sheet and on favorable terms. We are uncertain whether we will be successful in these efforts.

    We are incorporated under the laws of the State of Delaware. Effective July 2000, our name was changed from Global Telecommunications Solutions, Inc. to Global iTechnology, Inc. In March 2000, our Board of Directors, subject to stockholder approval, approved changing our name from "Global Telecommunications Solutions, Inc." to "Global iTechnology, Inc." Our principal executive offices are located at 317 Madison Avenue, Suite 807, New York, New York 10017, and our telephone number at that address is (212) 697-6131.

                                  THE OFFERING


Common Stock offered by the selling
stockholders............................  7,580,012 shares

Common Stock outstanding................  15,561,841 shares(1)

Use of proceeds.........................  We will not receive any proceeds  from the sale of the shares of Common Stock
                                          by the selling stockholders.  We will,
                                          however,  receive  proceeds  from  the
                                          exercise of warrants and options.

Risk factors............................  An  investment  in  the  Common  Stock offered  hereby  involves a great deal
                                          of risk. See "Risk Factors."

OTC Bulletin Board symbol...............  "GTST"

--------------------------
(1)    Based on information available to us as of June 1, 2000. Does not include
       (i) 877,135 shares of Common Stock reserved for issuance upon exercise of options granted under our 1994 Stock Option Plan; (ii) 2,471,002 shares of Common Stock reserved for issuance upon other outstanding options; and
       (iii) 565,658 shares of Common Stock issuable upon exercise of outstanding warrants. EXCEPT AS OTHERWISE INDICATED, ALL REFERENCES IN THIS PROSPECTUS TO THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING DO NOT INCLUDE THE FOREGOING SHARES.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY THOSE PERSONS WHO ARE ABLE TO AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING OUR BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACtORS IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

                    RISKS RELATING TO OUR FINANCIAL CONDITION

OUR ABILITY TO EXERCISE OUR BUSINESS PLAN AND THE LIQUIDATIOn OR SETTLEMENT VALUE OF OUR ASSETS AND LIABILITIES COULD BE SIGNIFICANTLY IMPACTED IF WE ARE UNABLE TO RAISE ADDITIONAL FINANCING OR RESOLVE OUR OUTSTANDING LIABILITIES.


    At March 31, 2000 and December 31, 1999, we, excluding the assets and liabilities relating to our subsidiaries in bankruptcy, had cash of $58,000 and $302,000, respectively, and a working capital deficit of $4.7 million and $4.4 million, respectively. We continue to generate negative cash losses from operations. Subsequent to March 31, 2000, we borrowed $200,000 on a demand basis including $125,000 from our Chairman of the Board and the balance of $75,000 from two (2) of the Selling Shareholders at an interest rate of 8% per annum.

    We will need additional financing and a favorable resolution of our outstanding indebtedness to continue our operations and execute our business plan. At March 31, 2000, substantially all our current liabilities related to indebtedness incurred directly by us in connection with the discontinued phone card business. We are currently negotiating with the various parties in an effort to reach settlements regarding the amounts due on favorable terms to us. We are uncertain whether we can raise additional capital or resolve our outstanding liabilities on acceptable terms or at all. If such efforts are unsuccessful we may be unable to continue as a going concern which could significantly impact the liquidation or settlement value of our assets and liabilities.

WE HAVE A HISTORY OF LOSSES, A SIGNIFICANT WORKING DEFIcIT AND EXPECT THAT LOSSES WILL CONTINUE IN THE FUTURE.

    At March 31, 2000 our accumulated deficit was $80.9 million, our deficit in stockholders' equity was $23.9 million and our working capital deficit was $4.7 million. For the three months ended March 31, 2000 we had net income of $365,504 but for the fiscal years ended December 31, 1999 and 1998, we incurred net losses of $14,809,847 and $28,558,062, respectively. We have incurred a net loss in each year of our existence and have financed our operations primarily through sales of equity and debt securities. The independent auditors' report on our financial statements for the year ended December 31, 1999 states that our recurring losses from operations and significant net working capital deficiency raise substantial doubt about our ability to continue as a going concern. We expect to incur net losses for the foreseeable future. We may never achieve or sustain significant revenues or profitabilty on a quarterly or annual basis in the future.

WE MAY BE UNABLE TO OBTAIN THE FINANCInG WE NEED TO CONTINUE OUR OPERATIONS.

    We have experienced significant cash flow difficulties during the last several years, particularly in our efforts to expand the prepaid phone card business. Our ability to implement our recently changed business strategy is contingent upon our ability to obtain additional financing. We are presently negotiating with potential financing sources in an attempt to raise additional debt or equity capital, but to date have been unsuccessful. In addition, because several of our subsidiaries are in bankruptcy, it may be even more difficult for us to obtain the necessary financing. We have no commitments, agreements or understandings regarding additional financings and we may be unable to obtain additional financing on satisfactory terms or at all.

OUR SUBSIDIARIES AGREEMENTS WITH JD SERVICES, INC. MAY rEQUIRE US TO PAY $1.2 MILLION TO OUR FORMER PRESIDENT.

    As part of the agreement with JD Services, Inc., Randy Cherkas, our former President, has agreed to release us from $1.2 million owed to him so long as he receives at least $700,000 from our subsidiaries who declared bankruptcy or us by October 2000. If Mr. Cherkas does not receive $700,000, we will be liable for the full amount which could be $1.2 million less any payments that Mr. Cherkas has received. We are unable to predict whether we will have sufficient working capital to pay Mr. Cherkas. Our failure to pay any amounts due to Mr. Cherkas could jeopardize our ability to continue in operation.

IT IS IMPOSSIBLE TO PREDICT THE IMPACT ON US Of THE PLAN OF LIQUIDATION OF OUR SUBSIDIARIES.

    Our subsidiaries have filed with the U.S. Bankruptcy Court for the District of Delaware a plan of liquidation, and such plan is in the process of being reviewed. Subject to certain exceptions, acceptance of a liquidation plan requires approval of the bankruptcy court and the affirmative vote (i.e., more than 50% of the number and at least 66-2/3% of the dollar amount, both with regard to claims actually voted) of each class of creditors and equity holders, whose claims are impaired by the liquidation plan. If the subsidiaries fail to submit a liquidation plan within the exclusive period prescribed or any extension thereof, any creditor or equity holder will be free to file a liquidation plan with the bankruptcy court and solicit acceptances thereof. Until the liquidation plan is approved, the impact on us of the liquidation plan, if any, cannot be predicted.

WE MAY LOSE THE ENTIRE AMOUNT OF OUR INVESTMENT IN ENTICENT.COM.

    In order for us to realize the value of our $179,000 investment, Enticent.com will need to generate revenues. Enticent.com's ability to generate revenues will depend on several factors, including its ability to generate additional capital. We are unable to predict whether Enticent.com will raise additional capital or will be able to generate revenues.

WE MAY HAVE PREFERENTIAL PAYmENT BANKRUPTCY OBLIGATIONS.

    As  part  of  the  liquidation  of  our  subsidiaries  in  bankruptcy,   our
subsidiaries in bankruptcy are required to review payments made to various parties during the year prior to the bankruptcy filing date of October 28, 1999. To be included in such review will be any payment made by our subsidiaries in bankruptcy to us during the year prior to the bankruptcy filing. Should it ultimately be determined that any of these payments were "preferential" in nature, we would be required to repay these amounts to our subsidiaries in bankruptcy. At March 31, 2000, no review as to the "preferential" nature of transfers from our subsidiaries in bankruptcy to us has been undertaken. However given our financial condition, should any repayment to our subsidiaries in bankruptcy by us be required, we may lack sufficient assets to make such payment and may be required to offer promissory notes and/or our equity securities in satisfaction of any such obligation.

THERE ARE LIMITATIONS ON OUR NET OPERATING LOSS CARRYFORWARD.

    We estimate that at December 31, 1999 for United States Federal income tax purposes, we had net operating loss and research and experimental tax credit carryforwards of approximately $38,900,000 to offset future federal taxable income and tax expiring in years 2007 through 2019. The availability of the net operating loss carryforward is limited after an ownership change within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended. We believe that as a result of several prior transactions, we will be subject to significant limitations on the use of the net operating loss carryforward.


                         RISKS RELATING TO OUR BUSINESS

WE RECENTLY CHANGED OUR BUSINESS FOCUS AND OUR POTENTIAL RELATIONSHIPS ARE UNSPECIFIED.

    Following  the  disposition  of our  prepaid  phone card  business,  our new business strategy is to focus on developing, operating and entering into strategic relationships to implement promotional and other direct marketing services using telephony, the Internet and wireless communication techniques. However, other than our investment in Enticent.com, a newly formed entity which has only recently commenced operations and generated revenues we have no commitments, agreements or understandings regarding additional strategic
relationships  and  we  may  be  unable  to  enter  into  additional   strategic
relationships on satisfactory terms or at all. Accordingly, we are unsure whether we will be able to implement our business strategy.

WE EXPECT TO ENTER INTO FUTURE AGREEMENTS, WHICH RESULT IN SIGNIFICANT DILUTION OR SUBSTANTIAL INDEBTEDNESS, WITHOUT STOCKHOLDER APPROVAL. STOCKHOLDERS MAY BE uNABLE TO REVIEW ANY POTENTIAL AGREEMENTS.

    In all likelihood, stockholders will be unable to review the terms of or vote on any potential relationships in which we may enter. Consequently, stockholders are dependent upon the Board of Directors' judgment with respect to any such transactions. These transactions, if realized, may involve the issuance of a significant number of additional equity securities which could cause significant dilution or the incurrence, assumption or issuance by us of substantial indebtedness and the undertaking by us of material obligations including, among other things, long-term employment, consulting or management agreements.

WE HAVE NO OPERATING HISTORY WITH OUR NEW BUSINESS AND, ACCORDINGLY, OUR HISTORIC FINANCIAL RESULTS WILL NOT REFLECT OUR FUTURE RESULTS OF OPERATIONS AND OUR KEY PERSONNEL MAY LACK THE EXPERTISE TO MANAGE THE CHANGE IN FOCUS.

    We have no operating history in implementing promotional and other direct marketing services and have no revenues from such business. Prior to this year, our revenues were derived primarily from the marketing and distribution of prepaid phone cards, a business we have discontinued. We believe that comparisons of our current and future operating results to pre-2000 operating results are not meaningful and should not be relied upon as indicative of future performance. In addition, our new business will require new financial and management controls, reporting systems and procedures. Our key personnel may be unable to implement such controls, systems and procedures and if they are unsuccessful our results of operations could be materially adversely affected.

WE HAVE NO PRESENT SOURCE OF REVENUES.

    We recently disposed of our prepaid phone card business and we lack any strategic relationships that are likely to generate revenues in the near future. We will lack any significant revenues until such time as either we enter into a relationship with an existing business that generates revenues or we develop a business that becomes profitable. We are unable to predict whether we will enter into any such relationships or that any businesses we develop will become profitable.

BECAUSE OUR BUSINESS MODEL IS UNPROVEN, WE CANNOT ASSURE YOU THAT OUR REVENUE WILL GROW OR THAT WE WILL BECOME PROFITABLE.

    Our business model depends upon our ability to develop and market technology and products which allow our prospective customers to integrate Internet and traditional sales channels. The potential profitability of this business model is unproven. Finally, we may be forced by competitive pressures, industry consolidation or otherwise, to change our business model. Our business model may not be successful and we may not sustain revenue growth or achieve or sustain profitability.

SEVERAL OF OUR SUBSIDIARIES ARE IN BANKRUPTCY WHICH MAY IMPACT OUR REPUTATION.

    We are unable to determine the effect that the bankruptcy proceedings of our subsidiaries will have on our future reputation and our relationships with potential strategic partners, vendors, customers or employees.

OUR INTERESTS MAY DIFFER FROM OUR STRATEGIC PARTNERS.

    Because our business focus is to enter into strategic relationships, we will be exposed to the risk that potential strategic partners may at any time have economic, business or legal interests or goals that are inconsistent with ours. In addition, a strategic partner may be unable to meet its economic or other obligations to the venture and we may be required to fulfill those obligations.

WE MAY FACE CLAIMS FOR ACTIVITIES OF OUR CLIENTS USING OUR PRODUCTS AND SERVICES WHICH COULD HARM OUR BUSINESS.

    Some  of  our  products  and  services  may  involve  the   transmission  of
information over the Internet. Our products or services could be used to transmit harmful applications, negative message, unauthorized reproduction of copyrighted material, inaccurate data or computer viruses to end users. Any transmission of this kind could damage our reputation or give rise to legal claims against us. We could spend a significant amount of time and money defending these legal claims.

    In addition, our clients may not comply with federal, state and local laws when promoting their products and services. We cannot predict whether our role in facilitating these marketing activities would expose us to liability under these laws. Any claims made against us could be costly and time-consuming to defend. If we are exposed to this kind of liability, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our services or otherwise expend resources to avoid liability.

IF THE MARKET FOR E-COMMERCE FAILS TO GROW, OUR REVENUES WILL NOT GROW.

    Our success will depend in large part on the continued growth in the use of the Internet for commerce. We do not have direct control over the expansion of e-commerce, and to the extent that the market for e-commerce does not increase, our potential customer base and revenues will not grow.

    In addition, critical and unresolved issues concerning the commercial use of the Internet may affect the development of the market for our products and services, including:
    o the ability of consumers, sellers and other intermediaries to conduct e-commerce on a secure basis;
    o the reliability of the Internet for e-commerce, including the regular availability of e-commerce sites;
    o   the availability of low-cost access to the Internet for consumers; and
    o availability of sufficient telecommunications bandwidth to consumers to enhance their ability to interact in the e-commerce shopping process.

WE MUST ADAPT TO RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY.

    Our market is characterized by rapidly changing technologies, frequent new product and service introductions, short development cycles and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. Our future success will depend on our ability to adapt to rapidly changing technologies by maintaining and improving the performance features and reliability of our services. We may experience technical difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, any new enhancements to our products and services must meet the requirements of our current and prospective users. We could incur substantial costs to modify our services of infrastructure to adapt to rapid technological change.

WE DEPEND ON THE DEVELOPMENT Of THE INTERNET INFRASTRUCTURE.

    A number of factors may inhibit Internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of services, and lack of availability of cost-effective, high-speed service. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, a number of Web-based businesses have experienced interruptions in their services as a result of outages and other delays occurring throughout the Internet. If outages or delays occur frequently in the future, Internet usage, as well as electronic commerce and the usage of our products and services could grow more slowly or decline, and this could have an adverse effect on our business.

WE MAY DEPEND ON THE ACCEPTANCE OF ONLINE PROMOTIONAL PROGRAMS.

    Our success may also depend on the continued growth and acceptance of online promotional programs. Although loyalty and promotional programs have been used extensively in conventional marketing and sales channels, they have only recently begun to be used online. Our success may depend on our ability to attract and retain members, advertisers, loyalty partners and promotional providers. Our ability to attract and retain members will depend on our marketing efforts and on the quality of each member's experience, including the number and relevance of the direct marketing offers we provide and the perceived value of the incentives we offer. Our ability to generate significant revenue from advertisers and loyalty partners will depend on our ability to differentiate ourselves through the technology and services we provide and obtain adequate participation from consumers in our online direct marketing and promotional programs. Incentive providers are also a critical element of our business. The attractiveness of our program to current and potential members, and loyalty partners, depends in large part on the attractiveness of the incentive opportunities that we offer. To the extent that any online promotional program we may use does not achieve market acceptance among members, loyalty partners and incentives providers, our business would be materially and adversely affected.

WE FACE COMPETITION.

    We intend to focus on developing, operating, and entering into strategic relationships with third parties to implement our business plan to provide promotional and other direct marketing services utilizing telephony, the Internet and wireless communication technologies. To accomplish our strategy, we must raise additional capital. If we are able to raise additional capital necessary to achieve our objectives, we will be competing with others desiring to invest in identical opportunities and many of these competitors will have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than us.

    Additionally, the opportunities that we are pursuing are in the promotion services market, which market, especially as it relates to the Internet, is intensely competitive. We expect competition in this market to continue to intensify as a result of increasing market size, greater visibility of the market opportunity for Internet promotion services and minimal barriers to entry. Industry consolidation may also increase competition. We compete with many types of companies, including both online and offline promotion companies, large Internet publishers, search engine and other Internet portal companies, a variety of Internet-based advertising networks and other companies that facilitate the marketing of products and services on the Internet. Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than us. This may allow them to compete more effectively and be more responsive to industry and technological change than us. We may be unable to compete successfully and competitive pressures may reduce its revenues and result in increased losses or reduced profits.

WE NEED TO HIRE AND RETAIN QUALIFIED PERSONNEL TO OPERATE OUR GROWING BUSINESS.

    Our success is largely dependent on the personal efforts of Shelly Finkel, our Chairman of the Board, Paul A. Silverstein, a Director and our Chief Strategy Officer, Lee Montellaro, our Chief Financial Officer and other key personnel. The loss of Messrs. Finkel, Silverstein and Montellaro's services could have a material adverse effect on our business and prospects. While we have employment agreements with Messrs. Finkel, Silverstein and Montellaro, Mr. Finkel's employment agreement requires him to devote only 50% of his business time to our business. In addition, we have experienced significant turnover with respect to our executive officers. To implement our new business strategy and manage our growth successfully, we are dependent upon, among other things, recruiting and retaining qualified management, marketing, sales, technical and creative personnel with experience in our business. It is difficult to locate management, marketing, sales, technical and creative personnel with the combination of skills and attributes required to execute our strategy. Accordingly, we are unable to predict whether we will be able to hire or retain necessary personnel.

                                   OTHER RISKS


WE HAVE A LIMITED TRADING MARKET, AND THE PRIcE OF OUR COMMON STOCK MAY BE QUITE VOLATILE.

    There is a limited public trading market for our Common Stock on the OTC Bulletin Board. We cannot assure you that a regular trading market for our Common Stock will ever develop or that, if developed, it will be sustained. As is the case with the securities of many emerging companies, the market price of our Common Stock may also be highly volatile. Factors such as our operating results and announcements by us or our competitors of new products or services, may significantly impact the market price of our securities.

    In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the securities of many companies have experienced wide fluctuations not necessarily related to the operating performance of such companies. Our Common Stock may also experience such volatility.

OUR OPERATING RESULTS AND FINANCIAL CONDITION COULD BE NEGATIVELY IMPACTED BY SEVERAL PENDING LITIGATION MATTERS.

    From time to time, we are involved in litigation incidental to our business. Such litigation can be expensive and time consuming to prosecute or defend and could cause our customers to delay or cancel purchase orders until such lawsuits are resolved. While we believe we have adequately accrued for all of our pending litigation, we believe that our pending litigation matters, in the aggregate, could have a material adverse effect on our operating results and financial condition if resolved against us.

THE EXERCISE OR CONVERSION OF OUTSTANDING DERIVATIVE SECURItIES INTO COMMON STOCK WILL DILUTE THE PERCENTAGE OWNERSHIP OF OUR OTHER STOCKHOLDERS. THE SALE OF SUCH COMMON STOCK iN THE OPEN MARKET COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMmON STOCK.

    As of June 1, 2000, there were outstanding options and warrants to purchase an aggregate of 3,913,795 shares of our Common Stock and more options will be granted in the future under our employee benefit plan. Substantially all of the shares of common stock underlying such securities are or will be registered for resale under the Securities Act. The exercise or conversion of outstanding stock options, warrants or other convertible securities will dilute the percentage ownership of our other stockholders. In addition, any sales in the public market of shares of our Common Stock issuable upon the exercise or conversion of such stock options, warrants or convertible securities , or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock. Moreover, our ability to obtain additional equity capital could be adversely affected since the holders of outstanding warrants and options will likely exercise these securities when we probably could obtain any needed capital on terms more favorable than those provided by these securities. We lack control over the timing of any exercise or the number of shares issued or sold if exercises occur.

FUTURE SALES OF RESTRICTED SHARES COULD DECREASE THE MARKET PRICE OF OUR COMMON STOCK AND IMPAIR OUR ABILITY TO RAISE CAPItAL.

    Future sales of common stock by existing stockholders under exemptions from registration or through the exercise of outstanding registration rights could materially adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of common stock are, or will be in the near future, available for sale under exemptions from registration or are being registered pursuant to registration rights and we are unable to predict the effect, if any, that market sales of these shares or the availability of these shares for future sale will have on the market price of the common stock prevailing from time to time.

WE DO NOT PAY DIVIDENDS.

    We have never declared or paid dividends on our Common Stock and do not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of our Board of Directors.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION COULD HAVE EFFECTS THAT CONFLICT WITH THE INTERESTS OF OUR STOCKHOLDERS.

    Certain provisions of our certificate of incorporation could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our stockholders. For example, our certificate of incorporation allows us to issue preferred stock without stockholder approval. Our certificate of incorporation also provides for a board of directors divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. In addition, certain "anti-takeover" provisions of the Delaware General Corporation Law may restrict the ability of our stockholders to authorize a merger, business combination or change of control.


                                 USE OF PROCEEDS

    The selling stockholders will receive all of the proceeds from the sale of the shares of Common Stock offered hereby. We will not receive any of the proceeds from the sale of the shares of the Common Stock by the selling stockholders. We will, however, receive proceeds from the exercise price of options or warrants underlying shares of Common Stock which are being reoffered through this Prospectus. If all options and warrants exercisable at prices of $5.00 per share or less are exercised, we will realize gross proceeds in the amount of $1,220,330. If other options and warrants having higher exercise prices are exercised we could realize additional proceeds of $5,902,805.36. Such proceeds will be contributed to working capital and will be used for general corporate purposes.


                                 DIVIDEND POLICY

    We have not paid cash dividends on our Common Stock since our inception. We do not intend to pay cash dividends on our Common Stock in the foreseeable future. We currently intend to reinvest earnings, if any, in the development and expansion of our business. The declaration of dividends in the future will be at the election of our Board of Directors and will depend upon our earnings, capital requirements and financial position, general economic conditions and other relevant factors.


               MARKET PRICE OF THE REGISTRANT'S COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS


    Our Common Stock is currently traded on the OTC Bulletin Board under the symbol "GTST." The following table sets forth the high and low prices on the OTC Bulletin Board for the periods indicated, as reported by the OTC Bulletin Board. The quotations are interdealer prices without adjustment for retail markups, markdowns or commissions and do not necessarily represent actual transactions. These prices may not necessarily be indicative of any reliable market value.

                                                       High            Low
1998
First Quarter..............................             $8            $5 7/8
Second Quarter.............................           $7 7/8          $3 1/8

Third Quarter..............................           $3 5/16         $1 1/4
Fourth Quarter.............................             $2             $3/4

1999
First Quarter..............................             $2            $11/16
Second Quarter.............................           $1 1/18          $1/2
Third Quarter..............................           $13/16           $3/8
Fourth Quarter ............................            $1/2           $1/32

2000
First Quarter..............................           $2 5/8          $3/32
Second Quarter (through June 1, 2000)......           $1 1/2          $1/4

    On June 21, 2000, the last reported sale price of the Common Stock on the OTC Bulletin Board was $3/8 per share.

    As of June 1, 2000, there were 15,561,841 shares of common stock held of record by 124 holders. We believe that there are more than 500 beneficial holders of our Common Stock.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


    The following discussion should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

    Continuing Operations

    The Company has no sales or cost of sales to report for the three months ended March 31, 2000 and 1999 because of the discontinuance of the Company's phone card business and because the results of operations of the Company's investment in Enticent are reported on the equity method.

    General and administrative expenses consist mainly of salaries and professional fees. Salary expense during the three months ended March 31, 2000 declined from that which was reported in the similar period of 1999 as a result of the decline in the number of employees. Salary expense in the three months ended March 31, 2000 was further reduced as a result of the Debtor's reimbursing the Company for service performed by the Company's employees on their behalf. Such reimbursement will cease as the Debtors' operations wind-down. Professional fees during the year 2000 period also declined from that reported in 1999 as a result of a lower level of activity.

    Equity in net loss from affiliate for the three months ended March 31, 2000 reflects the Company's share of the net loss of Enticent for that period. Enticent began operations effectively in late 1999.

    The per share loss from continuing operations declined in the three months ended March 31, 2000 from that reported in the prior year as a result of the aforementioned decline in general and administrative expenses.

    Discontinued Operations

    The loss from discontinued operations for the three months ended March 31, 2000 declined slightly from that reported in the similar period in the prior year as a result of a decline in activity. The gain on disposal of discontinued operations results from the sale of the Debtors' fixed assets to J D Services effective March 31, 2000.


YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    With the discontinuance of its phone card business, the Company intends to focus on developing, operating, and entering into strategic relationships with companies implementing promotional and other marketing services utilizing telephony, the Internet and wireless communication technologies.

    Net sales from continuing operations resulted from sales by the Company's new start-up operations TalkToGo and Imagine, both involved in the development and marketing of promotional programs to business customers. Subsequent to December 31, 1999 the Company exchanged its investment in these two companies for a 44% interest Enticent. Enticent is currently in the process of developing joint venture relationships with third parties and expects that these relationships will be the driving force behind future sales. The Company believes the gross profit percentage of approximately 27% realized on the initial sales in this market is indicative of gross profits that can be realized.

    Selling, general and administrative expenses for the year ended December 31, 1999 from continuing operations decreased by $702,056 (29%) to $1,762,275 from $2,464,331 reported in the similar period in 1998. This decline primarily resulted from the restructuring plan implemented in the later part of 1998 as well as cost reduction actions implemented in the fourth quarter of 1999. In addition, during 1999, the Company substantially reduced professional fees paid to accountants and attorneys that, in 1998, was the second largest component of general and administrative expenses after salaries.

    The loss from discontinued operations relating to the phone card business was $11,691,874 for the year ended December 31, 1999 compared to $24,365,356 for the prior year. The $12,673,482 decline primarily resulted from the fact that in 1999 the Company recorded $2,114,087 goodwill impairment, a decrease of $10,676,781 from that reported in 1998. Selling, general and administrative expenses related to the discontinued operations also declined in 1999 vs.

1998 as a result of the aforementioned restructuring plan. These declines in selling general and administrative expenses however were offset by higher costs of sales resulting in a negative gross margin in 1999.

    In January 1999, holders of $2,524,750 aggregate principal amount of debentures converted the debentures into 3,155,938 shares of common stock. In connection with the conversion, the Company incurred an extraordinary loss of $1,420,172 related to the difference between the market value of the shares on the conversion date ($3,944,922) as compared to the carrying value of the debt.


LIQUIDITY AND CAPITAL RESOURCES

    The Company has incurred significant losses and negative earnings before interest, tax and depreciation and amortization during 1997, 1998 and 1999. In the second half of 1998, the Company implemented a restructuring plan in an effort to reduce administrative overhead costs and to improve the efficiency of its operations. Specific actions taken included the consolidation of facilities, including the closure of its Canadian operations and the termination of certain employment contracts. In addition, the Company negotiated the conversion of $6,574,750 of debt to equity. Notwithstanding these efforts, as of September 30, 1999, the Company had a substantial working capital deficit and its total liabilities exceeded its total assets by approximately $21 million. As a result of the Company's long history of losses in the prepaid phone card business, coupled with an increasingly competitive environment, the Company elected to exit the prepaid phone card business but continue its interactive marketing operations. To accomplish this, the Debtors filed voluntary petitions with the Court for the District of Delaware under Chapter 11 of the Bankruptcy Code on October 28, 1999. The Debtors intend to sell or liquidate the assets of the phone card operations with the proceeds of such sale or liquidation, to be distributed to the Debtors' creditors pursuant to a liquidating plan of reorganization.

    At December 31, 1999, the Company, excluding the assets and liabilities relating to the Debtors, had cash and cash equivalents of $302,000 and a working capital deficit of $4.4 million. Subsequent to December 31, 1999, the Company continues to generate negative cash losses from operations.

    At December 31, 1999 substantially all the Company's approximately $5 million in current liabilities relate to indebtedness incurred in connection with the discontinued phone card business. At March 31, 2000, the Company, excluding the assets and liabilities relating to the Debtors, had cash of $58,000 and a working capital deficit of $4.7 million. At March 31, 2000 substantially all the Company's approximately $4.8 million in current liabilities relate to indebtedness incurred in connection with the discontinued phone card business. Because of contractual obligations, these liabilities are the obligations of the Company rather than the Debtors, and are due to less than ten creditors. The Company is currently negotiating with those parties in an effort to settle the amounts due at less than the amount recorded on the balance sheet. The Company is attempting to settle these liabilities on favorable terms to the Company. Subsequent to March 31, the Company borrowed on a demand basis $200,000 including $125,000 from our Chairman of the Board and the balance of $75,000 from two (2) of the Selling Shareholders at an interest rate of 8% per annum.

    The Company's ability to continue in operation and execute its new business plan is subject to various factors including, but not limited to, resolving its aforementioned outstanding liabilities, and raising additional capital. Management of the Company cannot presently predict the outcome of these matters and there can be no assurance that the Company will be successful in any of these endeavors or that Mr. Finkel or other stockholders will provide additional financing to the Company.

    The Company's financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. However, absent the Company's ability to execute its plans to increase revenues and gross margins and arrange short-term financing, the Company may be unable to continue as a going concern, which could significantly impact the liquidation or settlement value of its assets and liabilities.

    At December 31, 1999, the Company had net operating loss carryforwards ("NOLs") exceeding $38.9 million available to offset future taxable income. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior NOLs is limited after an ownership change, as defined in this section, to an amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change, multiplied by the federal long-term tax-exempt rate in effect during the month that the ownership change occurred. The Company is subject to limitations on the use of its NOLs as provided pursuant to Section 382. Accordingly, there can be no assurance that a significant amount of existing NOLs will be utilized by the Company.

                                    BUSINESS

GENERAL

    We were in the marketing and distribution of prepaid phone cards. In 1999, our Board of Directors adopted a plan to discontinue and sell the prepaid phone card business as a result of our subsidiaries long history of losses in this line of business and an increasingly competitive environment. To facilitate the possible sale of the phone card assets which are the subject of liabilities far exceeding their fair market value, certain of our subsidiaries filed voluntary petitions for relief with the Court for the District of Delaware under Chapter 11 of the Bankruptcy Code. The subsidiaries that filed for Court protection are Global Link Telecom Corporation, GTS Holding Corp., Inc., TelTime, Inc., Network Services System, Inc., Network Services System, L.P., GTS Marketing, Inc., Global Telecommunication Solutions, L.P., Networks Around the World, Inc. and Centerpiece Communications, Inc (collectively the "Debtors").

    We intend to focus on developing, operating, and entering into strategic relationships with companies to implement promotional and other direct marketing services utilizing telephony, the Internet and wireless communication technologies. The first of such investments is our investment in Enticent.com, Inc. discussed below. Additionally, we intend to be a vehicle to take advantage of business opportunities that our management believes are in the best interest of our stockholders.

    We presently have significant liabilities that will not be discharged as a result of the Debtors having filed voluntary petitions with the Court for the District of Delaware under Chapter 11 of the Bankruptcy Code. These liabilities aggregate approximately $5 million. We are currently negotiating with these creditors in an effort to settle the amounts due at less than the amount recorded on the balance sheet. We are attempting to settle these liabilities on favorable terms to us.

CORPORATE BACKGROUND

    We were incorporated under the laws of the State of Delaware in December 1992. Our executive offices are located at 317 Madison Avenue, Suite 807, New York, New York 10017 and our phone number at that address is (212) 697-6131.

    Effective July 2000, our name was changed from Global Telecommunication Solutions, Inc. to Global iTechnology, Inc.

E-COMMERCE BUSINESS

ENTICENT.COM, INC.

    In February 2000, our wholly-owned subsidiaries Imagine Telecom, Inc. and TalkToGo.com, along with certain of their management and strategic partners, formed Enticent.com, Inc., ("Enticent") a startup entity. As a result of the transaction, we are the largest stockholder of Enticent, owning 44% of its outstanding issued and outstanding shares.

    Enticent is primarily an incentive marketing and promotional company that allows businesses to communicate one-to-one with existing and potential customers through both online and offline permission-marketing programs. The consumer's incentive may take many forms and be delivered through different vehicles.

OTHER

    We are presently negotiating an investment in or strategic relationship with several other companies. We are unable to predict whether we will enter into any additional transactions and if entered into, we are unable to determine the impact such transaction will have on our stockholders.

SUBSIDIARY BANKRUPTCY

    In September 1999, our Board of Directors adopted a plan to discontinue the operations of the phone card business and to seek an acquirer of that business. As a result of the substantial liabilities associated with the phone card business, a subsequent decision was made resulting in the Debtors filing voluntary petitions with the United States District Court for the District of Delaware under Chapter 11 of the Bankruptcy Code on October 28, 1999. In making these filings, the Debtors indicated to the court that a purchaser for the assets of the Debtors was being sought, but failing that, the businesses would be liquidated rather than reorganized. Effective March 31, 2000, the Debtors sold their assets to JD Services, Inc., a prepaid phone card provider located in Salt Lake City, Utah. The sale of the phone card assets is one of the final steps in the discontinuance of the Company's phone card business.

    J D Services paid a purchase price of $2.1 million as follows: (i) forgiveness of approximately $750,000 in debtor-in-possession financing previously provided to the Debtors and (ii) assumption of approximately $1.35 million of our obligation to provide telecommunications services to previously activated phone cards.

    The Debtors have filed with the U.S. Bankruptcy Court for the District of Delaware a plan of liquidation, and such plan is in the process of being reviewed. As part of the liquidation of the Debtors, the Debtors are required to review payments made to various parties during the year prior to the bankruptcy filing date of October 28, 1999. To be included in such review will be any payment made by the Debtors to us during the year prior to the bankruptcy filing. Should it ultimately be determined that any of these payments were "preferential" in nature, we would be required to repay these amounts to the Debtors. At March 31, 2000, no review as to the "preferential" nature of transfers from the Debtors to us has been undertaken. However given our financial condition, should any repayment to the Debtors by us be required, we may not have sufficient assets to make such payment and may be required to offer promissory notes and/or our equity securities in satisfaction of any such obligation.

COMPETITION

    We intend to focus on developing, operating, and entering into strategic relationships with third parties to implement its business plan to provide promotional and other direct marketing services utilizing telephony, the Internet and wireless communication technologies. To accomplish its strategy, we must to raise additional capital. If we are able to raise additional capital necessary to achieve our objectives, we will be competing with others desiring to invest in identical opportunities and many of these competitors will have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than us.

    Additionally, the opportunities that we are pursuing are in the promotion services market, which market, especially as it relates to the Internet, is intensely competitive. We expect competition in this market to continue to intensify as a result of increasing market size, greater visibility of the market opportunity for Internet promotion services and minimal barriers to entry. Industry consolidation may also increase competition. We compete with many types of companies, including both online and offline promotion companies, large Internet publishers, search engine and other Internet portal companies, a variety of Internet-based advertising networks and other companies that facilitate the marketing of products and services on the Internet. Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than us. This may allow them to compete more effectively and be more responsive to industry and technological change than us. We may not be able to compete successfully and competitive pressures may reduce its revenues and result in increased losses or reduced profits.

EMPLOYEES

    As of June 1, 2000, we had three (3) full-time employees and one (1) part-time employee. None of our employees is covered by a collective bargaining agreement. We have never experienced an employment-related work stoppage and we consider our employee relations to be satisfactory.

PROPERTY

    In July 1995, we entered into a sublease for 9,400 square feet of space located at 40 Elmont Road, Elmont, New York. The term of the sublease is through July 2000 and provides for an annual rent of $145,700, including utilities. In February 1997, we subleased this space through July 2000 for a current annual rent of $98,700.

    In August 1998, we entered into a lease for 9,362 square feet of space located at 10 Stow Road, Suite 200, Marlton, New Jersey, for our executive offices and computer systems. The term of the lease is five years and provides for an annual rent of $87,875 during the first year, $89,875 during the second year, $92,683 during the third year, $95,492 during the fourth year and $98,301 during the fifth year. In connection with the sale of the Debtors' assets and operations, J D Services has agreed to assume our entire obligation under this lease. However, as of June 1, 2000, the landlord has not granted to us a release from its obligations under the lease.

    In April 2000, we entered into a lease for approximately 400 square feet of space located at 317 Madison Avenue, New York for its executive offices. The term of the lease is one year and provides for an annual rental of $37,800.

    We believe that our facilities are adequate for our present purposes. We believe that as we grow, we will require additional facilities, and that such facilities will be readily available.

LEGAL PROCEEDINGS

    In June 1998, IDB Worldcom Services, Inc. ("Worldcom") commenced an action against us in the Court of Common Pleas of Philadelphia, Pennsylvania. The complaint alleged that from March 1995 through March 1997, Worldcom provided certain long distance and other telecommunications services for which it was not paid. On September 7, 1999, we settled this matter with Worldcom for $400,000 of which $300,000 is payable in cash over 22 months and the $100,000 balance was paid through this issuance of 239,045 shares of our Common Stock.

    On February 7, 2000, Star Telecommunications Inc. ("Star") obtained a judgment against us in the total amount of $233,557 in connection with litigation styled Star Telecommunications, Inc. v. Global Telecommunication
Solutions, Inc., Case No. -- 01001478, in the Superior Court, State of California County of Santa Barbara, Anacapa Division. Star brought an action against us for failure to pay Star for international long-distance telecommunications services which Star provided to our operating subsidiaries under a Carrier Service Agreement entered into between Star and us. We believe we have adequately accrued for this liability.

    On March 17, 1999, Gloria Diaz, Edward Ragar and Charles Ruggieri (all former sales persons for the Company) commenced an action against us claiming in the Superior Court of New Jersey, Somerset County Law Division, docket No. L-432-99 that we owe them approximately $62,000 in the aggregate for salary, commissions and reimbursement for business expenses. We dispute these claims and are defending this matter. We believe we have adequately accrued for this liability.

    On December 3, 1999, MTS Communications, Inc. ("MTS") commenced an action against us in the United States District for the District of New Jersey. MTS claims that we owe it $368,697.55, together with interest, in connection with operations of our Canadian subsidiary. We dispute MTS' claims and are defending this matter. We believe we have adequately accrued for this liability.

    We are also is involved in litigation incidental to our business. Such litigation can be expensive and time consuming to prosecute or defend. We believe that these pending litigation matters, in the aggregate, could have a material adverse effect on our operating results and financial condition if resolved against us.

                                   MANAGEMENT

    The current executive officers, key employees and directors of the Company are as follows:


Name                     Age      Position
----                     ---      --------
Shelly Finkel(2)          55      Chairman of the Board
Paul A. Silverstein       39      Director and Chief Strategy Officer
Lee R. Montellaro         54      Chief   Financial   Officer,   Treasurer   and
                                  Assistant Secretary
Donald L. Ptalis(1)       57      Director
Alan W. Kaufman(1)        62      Director
Jack N. Tobin(2)          58      Director
--------------
(1)  Member of Audit Committee
(2)  Member of Compensation Committee

    SHELLY FINKEL has been employed by the Company as Chairman of the Board since April 1993 and was the Chief Executive Officer of the Company from April 1993 through March 1995. Mr. Finkel has been active in the promotional field since June 1965 and has been the President of Shelly Finkel Management, Inc., a New York-based personal management firm, since 1980.

    PAUL A. SILVERSTEIN, 39, has been a consultant to the Company since April 1999, became a full time employee of an affiliate late in 1999 and from May 2000 has served as the Company's Chief Strategy Officer. From 1996 to the present, Mr. Silverstein has served as an officer of Xxplore Children's PlayCenter, Inc. a private childrens play center he founded. In 1992, Mr. Silverstein was a founding President of the company that he left in 1996. He was appointed a Class I Director in May 2000 to fill the vacancy created by the resignation of David Lipson.

    LEE R. MONTELLARO has been the Company's Chief Financial Officer since June 1999. From February 1998 until May 1999, Mr. Montellaro was the Chief Financial Officer of Paging Management, Inc., a private reseller of paging services. From July 1997 to February 1998, Mr. Montellaro was Chief Financial Officer and Treasurer of Intek Global Corporation, a communications carrier with divisions in manufacturing, distribution and research and development. From July 1995 to July 1997, Mr. Montellaro was Managing Director of Bonnlee Associates, Inc., a private consulting organization. From October 1987 to June 1995, Mr. Montellaro was employed by The Luxcel Group, Inc. ("Luxcel"), a wireless communications company. From 1987 to 1992, Mr. Montellaro was Chief Financial Officer of Luxcel and from June 1992 to June 1995, he served as Luxcel's Chief Executive Officer. Mr. Montellaro is a certified public accountant.

    DONALD L. PTALIS has been a director of the Company since March 1996 and was its Director of Strategic Development for the period December 1998 to May 1999. Mr. Ptalis has served as President of PCI, Inc., a computer consulting company that he founded since April 1997. From January 1995 to April 1997, Mr. Ptalis was the President of Masque Sound & Recording Corp., a sound equipment rental company. From June 1993 to December 1995, Mr. Ptalis managed his personal investments. From 1987 to June 1993, Mr. Ptalis was the President and Chief Executive Officer of Desks Inc., an office furniture supply company.

    ALAN W. KAUFMAN has been a director of the Company since November 1994. Mr. Kaufman has been a director since August 1997 and was Chairman of the Board from May 1998 to May 1999 of QueryObject Systems Corporation ("QueryObject"), a developer and marketer of business intelligence software. Mr. Kaufman served as Chief Executive Officer of QueryObject from October 1997 to December 1998. From April 1986 to December 1996, Mr. Kaufman held various positions, including Vice President of Marketing and Vice President of Sales and Marketing, and Executive Vice President of Sales, at Cheyenne Software, Inc. Mr. Kaufman was the founding President of the New York Software Industry Association.

    JACK N. TOBIN has been a director of the Company since March 1996. Since March 1989, Mr. Tobin has been the President of Jack Tobin & Associates, Inc., a marketing, public relations and lobbying firm that he founded. From November 1982 to November 1998, Mr. Tobin served as a member of the State of Florida House of Representatives. As a member of the House of Representatives, Mr. Tobin served as the Chairman of the Health and Rehabilitative Services, Science Industry and Technologies and Business and Professional Regulation committees. From November 1989 to November 1996, Mr. Tobin chaired the full committee or subcommittee that regulates telecommunications companies operating within the state.

BOARD OF DIRECTORS

    The Board of Directors of the Company is divided into three classes, each of which serves for a term of three years, with only one class of directors being elected in each year. The term of the first class of directors, currently consisting of Shelly Finkel and Paul A. Silverstein, will expire at the annual meeting of stockholders to be held in 2001; the term of the second class of directors, currently consisting of Alan W. Kaufman and Donald L. Ptalis, will expire at the annual meeting of stockholders to be held in 2000 as a result of the Company not holding an annual meeting in 1999; and the term of the third class of directors, currently consisting of Jack N. Tobin, will expire at the annual meeting of stockholders to be held in 2000. In each case, each director will hold office until the next annual meeting of stockholders at which his class of directors is to be elected or until his successor is duly qualified and appointed. Executive officers serve at the discretion of the Board.

    The non-employee members of the Company's Board of Directors receive $500 for attending each board meeting and $250 for attending each committee meeting. In addition, on March 31st of each calendar year, each person who is then a non-employee director of the Company is granted immediately exercisable ten-year options to purchase 10,000 shares of Common Stock at the fair market value thereof on the date prior to the date of grant. See "Executive Compensation--1994 Performance Equity Plan."

    The Company has appointed a Compensation Committee and an Audit Committee of the Board of Directors. The Compensation Committee, consisting of Shelly Finkel and Jack N. Tobin, reviews the salaries and other compensation of the Company's executive officers. The role of the Audit Committee, consisting of Alan W. Kaufman and Donald L. Ptalis, is to review (1) the scope of Company's annual audit and other services provided by the Company's independent auditors and (2) the audit results and the auditors' recommendations regarding policies, systems and controls.

INDEMNIFICATION AND ExCULPATION PROVISIONS

    The Company's certificate of incorporation provides for indemnification of officers and directors to the fullest extent permitted by Delaware law. In addition, under the Company's certificate of incorporation, no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that the certificate of incorporation does not eliminate the liability of a director for (1) any breach of the director's duty of loyalty to the Company or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives improper personal benefit.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires the Company's directors and officers and persons who beneficially own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission ("Commission") initial reports of ownership and reports of changes in ownership of Common Stock in the Company. Officers, directors and greater-than-ten percent shareholders are required by Commission regulation to furnish the Company with copies of all
Section 16(a) reports they filed. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation that no other reports were required, during the fiscal year ended December 31, 1999, such persons complied with all Section 16(a) filing requirements.


EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation for the past three years ended December 31, 1999 for the Company's Chairman, who acts in the capacity of the Company's Chief Executive Officer, and four former executive officers (collectively, the "Named Executive Officers") whose compensation exceeded $100,000 for the year ended December 31, 1999. None of the Named Executive Officers received noncash compensation benefits having a value exceeding 10% of his cash compensation during 1997, 1998 or 1999.

                           SUMMARY COMPENSATION TABLE


                                                Annual Compensation            Long-Term Compensation
                                                                             Awards           Payouts
Name and Principal                                            Bonus          Options         All Other
Position During Period               Year        Salary ($)     ($)      (No. of Shares)   Compensation($)
----------------------               ----        ----------     ---      ---------------   ---------------
Shelly Finkel                        1999         75,000(1)     -            15,000(2)          -
  Chairman of the Board              1998          121,154      -            54,334(3)          -
                                     1997          750,000      -           103,334(3)         --
Randolph Cherkas                     1999        197,629(4)     -            25,000             -
  formerly President and director    1998        145,000(4)     -           101,000             -
                                     1997               --      --               --            --
Cory Eisner                          1999          125,000      -             9,000             -
  formerly Vice President of         1998          125,000    10,050         35,301             -
  Marketing                          1997          122,779      --           25,000            --
Gary Liguori                         1999        140,312(5)     -            21,000            --
  formerly Director of Wholesale     1998           88,121      -            24,999             -
  Sales                              1997               --      --               --            --
James Franklin                       1999          125,000      -             9,000             -
  formerly Chief Operating           1998          131,700      -            34,533             -
  Officer                            1997               --      -            25,000            --

------------------------

(1) Does not include $24,000 paid Mr. Finkel in connection with the termination of a lease agreement. See "Certain Relationships and Related Transactions -- General."

(2) Does not include immediately exercisable options to purchase 100,000 shares of Common Stock granted in connection with the personal guaranty of debt financing by the Company. See "Certain Relationships and Related Transactions -- General."

(3) Includes immediately exercisable options to purchase 3,334 shares of Common Stock granted pursuant to the Company's 1994 Performance Equity Plan, which provided for stock option grants to be made to each director of the Company on March 31st of 1995 through 1998. See "1994 Performance Equity Plan."

(4) Does not include amount paid to Mr. Cherkas in connection with the NATW merger described in "Certain Relationships and Related Transactions -- The NATW Merger." Mr. Cherkas resigned as President and director of the Company effective December, 1999. Includes $64,167 accrued and unpaid salary at December 31, 1999 that was paid to Mr. Cherkas in May 2000. See "Certain Relationships and Related Transactions -- The NATW Merger."

(5) Does not include amount paid to Mr. Liguori in connection with the NATW merger described in "Certain Relationships and Related Transactions -- The NATW Merger." Mr. Liguori resigned as Director of Wholesale Sales of the Company effective March 31, 2000. Includes $15,000 accrued and unpaid salary at December 31, 1999 that was paid to Mr. Liguori in May 2000. See "Certain Relationships and Related Transactions -- The NATW Merger."

    The following table summarizes the number of shares and the terms of stock options granted to the Named Executive Officers in 1999:


            OPTIONS/SHARE GRANTS DURING YEAR ENDED DECEMBER 31, 1999


                                                                                 Individual Grants
                                                                                 -----------------
                                                                          $ of total
                                                                        Options/Shares
                                                       Options/            Granted to       Exercise
            Name and Position                          Shares            Employees in         Price
              During Period                            Granted            Fiscal Year       ($/share)       Expiration Date
              -------------                            -------            -----------       ---------       ---------------

Shelly Finkel                                          15,000(1)             1.5%             $.50          1/3 3/23/05
  Chairman of the Board                                                                                     1/3 9/23/05
                                                                                                            1/3 9/23/06
Randolph Cherkas                                       25,000                2.4%             $.50          1/3 3/23/05
  formerly President and director                                                                           1/3 9/23/05
                                                                                                            1/3 9/23/06
Cory Eisner                                             9,000                *                $.53          1/3 2/11/05
  formerly Vice President of Marketing                                                                      1/3 8/11/05
                                                                                                            1/3 8/11/06
Gary Liguori                                           18,000                4.5%             $.53          1/3 2/11/05
  formerly Director of Wholesale Sales                                                                      1/3 8/11/05
                                                                                                            1/3 8/11/06
                                                       10,000                                 $.16              2/28/05
                                                        1,613                                $2.25              2/28/05
                                                        2,386                                $2.06              2/28/05
                                                        6,000                                $2.25              2/28/05
                                                        8,000                                $1.00              2/28/05
James Franklin
  formerly Chief Operating Officer                      9,000                *                $.53          1/3 2/11/05
                                                                                                            1/3 8/11/05
                                                                                                            1/3 8/11/06

-----------------
* less than 1%

(1) Does not include immediately exercisable options to purchase 100,000 shares of Common Stock granted in connection with the personal guaranty of debt financing by the Company. See "Certain Relationships and Related Transactions -- General."

    The following table summarizes the number of exercisable and unexercisable options held by the Named Executive Officers at December 31, 1999, and their value at that date if such options were in-the-money.

              AGGREGATE YEAR-END OPTION VALUES AT DECEMBER 31, 1999

                                                                                       Value of Unexercised In-the-
                                                Number of Unexercised Options          Money Options at December 31,
     Name and Position During Period                at December 31, 1999                        1999 ($)(1)
                                            Exercisable     Unexercisable          Exercisable        Unexercisable
                                            -----------     -------------          -----------        -------------

Shelly Finkel                                  147,336           42,000                  -                  --
  Chairman of the Board
Randolph Cherkas                                49,000           77,000                  -                  --
  formerly President and director
Cory Eisner                                     58,969           27,000                  -                  --
  formerly Vice President of Marketing
Gary Liguori                                    17,999           28,000                  -                  --
  formerly Director of Wholesale Sales
James Franklin                                  33,200           35,333                  -                  --
  formerly Chief Operating Officer

----------------
(1) Represents the positive difference, if any, between the aggregate market value at December 31, 1999 of the Common Stock underlying the options (based on a last sale price of $.094 on that date) and the options' aggregate exercise price.

1994 PERFORMANCE EQUITY PLAN

    In October 1994, the Board of Directors adopted, and the stockholders approved, the 1994 Plan. In July 1998, the stockholders approved an amendment to the 1994 Plan to (1) increase the number of shares of Common Stock available for issuance under the 1994 Plan from 500,000 shares to 1,500,000 shares and (2) revise the section of the 1994 Plan that provided for an annual automatic grant of options to purchase 3,334 shares of Common Stock to each director to (a) apply to only non-employee directors and (b) increase the number of options granted annually to each non-employee director from 3,334 shares to 10,000 shares. The 1994 Plan currently authorizes the granting of awards to the Company's key employees, officers, directors and consultants. Awards consist of stock options (both nonqualified options and options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended), restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards, as described in the 1994 Plan. The 1994 Plan is administered by the Board of Directors, which determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the 1994 Plan.

    The Company has submitted for shareholder approval a proposal to approve an amendment to the Company's 1994 Performance Equity Plan to increase the number of shares of Common Stock available for issuance upon exercise of options and other awards granted or which may be granted thereunder from 1,500,000 shares to 3,500,000 shares.

    On March 31st of each calendar year during the term of the 1994 Plan, assuming there are enough shares then available for grant under the 1994 Plan, each person who is then a non-employee director of the Company is awarded stock options to purchase 10,000 shares of the Company's Common Stock at the fair market value thereof (as determined in accordance with the 1994 Plan), all of which options are immediately exercisable as of the date of grant and have a term of ten years. These are the only awards which may be granted to a director of the Company under the 1994 Plan.

    Each stock option may be granted at a price determined by the Board of Directors, not to be less than 100% of the fair market value of the Common Stock on the date prior to the date of grant (or 110% of the fair market value in the case of qualified stock options granted to a holder of more than 10% of the outstanding stock of the Company). The aggregate fair market value of shares for which qualified stock options are exercisable for the first time by such employee during any calendar year may not exceed $100,000. The 1994 Plan also contains certain change in control provisions, which could cause options and other awards to become immediately exercisable and restrictions and deferral limitations applicable to other awards to lapse in the event any person (excluding certain stockholders of the Company) acquires beneficial ownership of more than 25% of the Company's outstanding shares of Common Stock.

    As of December 31, 1999, options to purchase 996,368 shares of Common Stock were outstanding under the 1994 Plan. At December 31, 1999, options outstanding under the 1994 Plan include options to purchase 82,336 shares held by current executive officers, at exercise prices ranging from $.53 to $17.625 per share. In addition, pursuant to the terms of the 1994 Plan, on March 31, 1995, 1996, 1997 and 1998, the Company granted to each outside director of the Company immediately exercisable ten-year options to purchase 3,334 shares for $17.625, $15.75, $11.125 and $7.3125 per share, respectively and at March 31, 1999 options to purchase 10,000 shares at an option price of $.9375. In March

2000, the Company granted to each non-employee director immediately exercisable ten-year options to purchase 10,000 shares for $1.25 per share. The exercise prices of all of the foregoing options are equal to the fair market value of the Common Stock on the date prior to the date of grant.

    In December 1999 and March, 2000, the Board of Directors authorized the replacement of 406,868 stock options issued prior to August 1999 ("Original Option"), held by employees of the Company whose employment with the Company had or will terminate, with an aggregate of 274,703 vested stock options which represents the number of Original Options that would have vested as of March 1, 2000. The option price for these stock options is the same price as the Original Option, however, these options do not terminate within three months of the employee leaving the employment of the Company but rather in 2005.

OTHER OPTIONS AND WARRANTS

    In January 1998, the Company granted to JEB Partners options to purchase 60,000 shares of Common Stock at an exercise price of $6.125 per share in consideration of JEB Partners rendering consulting services to the Company. Such options are currently exercisable and will remain exercisable until January 2003.

    In April 1998, the Company completed a private placement, pursuant to which it derived net proceeds of approximately $1,135,000 through the sale of $1,250,000 promissory notes and warrants to purchase 178,573 shares of Common Stock. The warrants are exercisable through April 2001 at an initial exercise price of $7.00 per share.

    In April 1998, the Company issued to an investor, who agreed to purchase up to $2,000,000 of Common Stock or other securities at a discount to the market price of such securities, warrants to purchase 100,000 shares of Common Stock at an exercise price of $7.50 per share. The warrants are immediately exercisable and will remain exercisable until April 13, 2001. In connection with introducing this investor to the Company, the Company granted to each of Messrs. Barry Rubenstein, a stockholder of the Company, and Eli Oxenhorn options to purchase 50,000 shares of Common Stock at an exercise price of $7.125 per share. The options are currently exercisable and will remain exercisable until April 1, 2003.

    In October 1998, the Company issued to Penn Merchant warrants to purchase 30,000 shares of Common Stock until October 2003 at an exercise price of $1.625 per share in lieu of payment for the balance of monthly consulting fees owed to Penn Merchant, which aggregated approximately $78,000.

    In June 1999, in exchange for their personally guarantying a $500,000 debt financing obtained by subsidiaries of the Company, the Company issued 100,000 options to purchase common stock to each of Messrs. Eli Oxenhorn and Barry Rubenstein, a shareholder of the Company, and Mr. Shelly Finkel, Chairman and shareholder of the Company. The exercise price is $.5625, the fair market value of the common stock at the date of grant of the option, and the options expire June 17, 2004. The value of the options, calculated using the Black-Scholes option pricing model, of $92,792 was charged to additional paid in capital the year ended December 31, 1999. As of April 3, 2000, this debt had been repaid by the subsidiaries.

    In June 1999, in connection with his employment as the Company's Chief Financial Officer, Mr. Lee R. Montellaro was granted an option to acquire 320,000 shares of Common Stock. The options vest 120,000 shares at December 1, 1999, 120,000 shares at June 1, 2000, 40,000 shares June 1, 2001 and 40,000 shares June 1, 2002 and the exercise prices are $.75, $1.25, $1.75 and $2.00 respectively. In December 1999, Mr. Montellaro was granted another option, vesting April 3, 2000, to acquire 200,000 shares of common stock at an option price of $.25, a price higher than the closing price of a share of Common Stock on the date of the grant of the option. The options expire five years from date of vesting.

    During the year ended December 31, 1999, the Company granted non-qualified options to various sales representatives and sales brokers to purchase an aggregate of 64,000 shares of Common Stock at exercise prices ranging from $.14 to $.75, the fair market value of the Common Stock at the date of grant of the option. The options vest at various dates and expire five years from date of vesting The value of those options, calculated using the Black-Scholes option-pricing model, of $2,610 was charged to additional paid in capital in the year ended December 31, 1999. At December 31, 1999, 6,500 of these options were exercisable. Also in 1999, previously issued 1994 Plan vested options to acquire 20,000 shares of Common Stock at exercise prices ranging from $7.88 to $15.00 were converted to nonqualified options because their expiration dates had been previously extended through 2004.

    In December 1999 and March 2000, the Board of Directors authorized the replacement of 40,000 non plan options held by employees of the Company whose employment with the Company had or will terminate, with an aggregate of 35,000 vested stock options which represent the number of original options that would have vested as of March 1, 2000.

The option price for these stock options is the same price as the original options however these options do not terminate within three months of the employee leaving the employment of the Company but rather in 2005.

    At December 31, 1999, 1,781,003 non-plan options were outstanding and 1,283,670 options were exercisable. At December 31, 1999, non-plan options outstanding to purchase 730,000 shares are held by current executive officers, at exercise prices ranging from $.25 to $6.563.

    In May 2000, in connection with his employment as the Company's Chief Strategy Officer, Mr. Paul A. Silverstein was granted an option to acquire 700,000 having the exercise price and vesting schedule as follows:


Number                 Exercise Price     Vesting
------                 --------------     -------
250,000                      $ .50        Immediate
200,000                      $ .75        At the time the  closing  price of the
                                          Company's  Common  Stock  on  the  OTC
                                          Bulletin Board equals or exceeds $4.00
                                          for 15 consecutive trading days
250,000                      $1.50        At the time the  closing  price of the
                                          Company's  Common  Stock  on  the  OTC
                                          Bulleting   Board  equals  or  exceeds
                                          $7.00 for 15 consecutive trading days

    The options expire five years from date of vesting.

OPTION REPRICING

    In January 1998, the Company reduced the exercise prices of 196,683 outstanding options to purchase Common Stock from exercise prices ranging from $7.88 to $18.38, to $6.563, the fair market value of the Common Stock on the date of such repricing. 10,000 of the repriced options are held by Shelly Finkel, Chairman of the Board. The exercise price of these options was reduced from $9.99 per share. 29,303 of the repriced options are held by David Tobin, former Vice President--Business Affairs and General Counsel. The exercise price of 16,667 options was reduced from $18.375 per share and the exercise price of 12,636 options was reduced from $7.92 per share. 16,668 of the repriced options are owned by Cory Eisner, former Vice President of Marketing. The exercise price of 8,334 options was reduced from $15.00 per share, the exercise price of 3,334 options was reduced from $17.25 per share and the exercise price of 5,000 options was reduced from $7.875 per share.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with each of Shelly Finkel, its Chairman of the Board, Paul A. Silverstein, its Chief Strategy Officer and Lee R. Montellaro, its Chief Financial Officer.

    Mr. Finkel's employment agreement, as amended, provides for a term through December 31, 2000, and requires him to devote at least 50% of his business time to the management and operations of the Company. The agreement provides for a base salary of $150,000 per annum, plus an annual cash bonus at the discretion of the Board of Directors. If Mr. Finkel is terminated without cause, he will continue to receive his salary through the remainder of his term of employment, and will be paid a cash bonus equal to the last cash bonus paid to him. If Mr. Finkel is terminated without cause after (1) the Company is sold or otherwise acquired, or (2) a party that owns no more than 5% of the voting securities of the Company acquires in one or more transactions beneficial ownership of more than 35% of such securities (a "Change of Control"), Mr. Finkel will receive all salary and bonus payments in a single lump sum payment. The agreement prohibits Mr. Finkel from competing with the Company during the term of his employment and for two years thereafter. In August 1998, Mr. Finkel voluntarily agreed to reduce his salary from $150,000 to $75,000 per annum.

    The Company entered into a one-year employment agreement with Paul Silverstein on May 3, 2000 to serve as the Company's Chief Strategy Officer. The agreement is for a one year term ending May 2, 2001 at an annual salary of $125,000.

    Mr. Montellaro's employment agreement provides for a term through June 1, 2002. The agreement provides for a base salary of $150,000 per annum plus an annual cash bonus at the discretion of the Board of Directors. If Mr. Montellaro is terminated without cause, he will continue to receive his base salary for one year, and will be paid a cash bonus equal to the last cash bonus paid to him. The agreement prohibits Mr. Montellaro from competing with the

Company during the term of his employment and for one year thereafter. On April 1, 2000, Mr. Montellaro was awarded a $50,000 bonus by the Company.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of April 3, 2000, with respect to (1) those persons or groups known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (2) each director of the Company, (3) each Named Executive Officer and (4) all directors and executive officers as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the Commission. Under this rule, a person is deemed to own beneficially the number of shares issuable upon exercise of options, warrants or convertible securities it holds that are exercisable within 60 days from April 3, 2000. Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of April 3, 2000 have been exercised.


                                                               Shares
                                                             Beneficially
Name and Address of Beneficial Owner                           Owned             Percent
------------------------------------                           -----             -------

Wien Securities Corp.                                         1,329,651            8.5%
    525 Washington Boulevard
    Suite 3600
    Jersey City, New Jersey 07310
Shelly Finkel                                                   770,873(1)         4.7%
Randolph Cherkas                                              1,130,770(2)         6.8%
    c/o GTS Prepaid, Inc.
    10 Stow Road, Suite 200
    Marlton, New Jersey 08053
Donald L. Ptalis                                                102,614(3)           *
Alan W. Kaufman                                                  35,005(4)           *
Jack N. Tobin                                                    30,002(5)           *
Cory Eisner                                                      67,939(6)           *
Gary Liguori                                                    116,230(7)           *
James Franklin                                                   48,433(8)           *
Paul A. Silverstein                                             295,000(9)         1.9%
All executive officers and directors as a group (6           1,554,494(10)         9.1%
persons)

----------------
* Less than 1%.

(1) Includes 262,336 shares underlying currently exercisable options. Excludes 27,000 shares underlying options, 7,000 of which become exercisable in December 2000, 10,000 of which become exercisable in January 2001 and 5,000 of which become exercisable in each of September 2000 and 2001.

(2)     Includes  92,333  shares  underlying   currently   exercisable  options.
        Excludes 33,667 shares underlying options, 7,000 of which become exercisable in December 2000, 10,000 of which become exercisable in January 2001, and 8,333 of which become exercisable in each of September 2000 and 2001.

(3)     Includes 40,001 shares underlying currently exercisable options.

(4)     Includes 33,336 shares underlying currently exercisable options.

(5)     Represents shares underlying currently exercisable options.

(6)     Includes 65,969 shares underlying currently exercisable options.

(7)     Includes  33,999  shares  underlying   currently   exercisable  options.
        Excludes 12,000 shares underlying options, 6,000 of which become exercisable in each of August 2000 and 2001.

(8)     Represents shares underlying currently exercisable options.

(9)     Includes 250,000 shares underlying currently exercisable options.

(10) Includes those shares deemed to be included in the respective beneficial ownership of Messrs. Finkel, Ptalis, Kaufman, Jack Tobin and Silverstein, as described in notes 1, 3, 4, 5 and 9 above and another officer. Does not include shares beneficially owned by Messrs. Cherkas, Eisner, Liqouri and Franklin, each of whom are no longer employees of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company leased space from JilJac Realty Company, a general partnership owned by Gary Wasserson, the Company's former Chief Executive Officer, which until August 1998, housed the Company's principal executive offices. The lease expired in December 1999 and provided for an annual rent of $58,344 during 1999.

    In December 1998, the Company offered holders of $3,050,000 aggregate principal amount of promissory notes acquired from the Company in December 1996 the opportunity to convert their notes into shares of Common Stock at a conversion rate of $0.968 per share and to exchange an aggregate of 683,333 common stock purchase warrants for shares of Common Stock at an exchange rate of
4.5555 warrants per share. $3,000,000 of the notes and 666,667 of the warrants were converted into an aggregate of 3,245,518 shares of Common Stock. In addition, holders that accepted this conversion offer forgave interest of approximately $14,000 due on these notes. Among these holders were Shelly Finkel, Chairman of the Board, and limited partnerships in which Barry Rubenstein, a stockholder, is either a general partner or an officer and member of a limited liability company that is a general partner. The remaining $50,000 of notes plus interest accrued were converted pursuant to the terms of the notes into an aggregate of 71,736 shares of Common Stock at a conversion rate of $.7025 per share.

    In December 1998, the Company offered holders of $2,599,750 aggregate principal amount of debentures acquired from the Company in June and September 1994 the opportunity to convert their debentures into shares of Common Stock at a conversion rate of $0.80 per share. In January 1999, holders of $2,524,750 aggregate principal amount of debentures converted their debentures into 3,155,938 shares of Common Stock. Donald Ptalis, a director of the Company, converted $50,000 of debentures into 62,500 shares of Common Stock. The Company offered the debenture holders the opportunity to convert their debentures into shares because the Company anticipated that it would not be able to pay off the principal amount of the debentures when due in June and September 1999. The remaining balance of the debentures was paid in December 1999.

    In December 1998, the Company entered into an agreement with Shelly Finkel Management ("SFM"), a company owned by Shelly Finkel, the Company's Chairman of the Board, pursuant to which, in consideration of the Company's $48,000 payment to SFM, SFM agreed to assume all of the obligations under the Company's lease for its sales office in New York and to indemnify and hold the Company harmless from all losses, costs and expenses associated with the lease arising after December 31, 1998. To date, the Company has paid SFM $24,000.

    In June 1999, in exchange for their personally guarantying a $500,000 debt financing obtained by subsidiaries of the Company, the Company issued 100,000 options to purchase common stock to each of Messrs. Eli Oxenhorn and Barry Rubenstein, a shareholder of the Company, and Mr. Shelly Finkel, Chairman and shareholder of the Company. The exercise price is $.5625, the fair market value of the common stock at the date of grant of the option, and the options expire June 17, 2004. The value of the options, calculated using the Black-Scholes option pricing model, of $92,792 was charged to additional paid in capital the year ended December 31, 1999. As of April 3, 2000 this debt has been repaid by the subsidiaries.

    David S. Tobin, son of Jack N. Tobin a director, served as outside counsel to and Secretary of the Company in 1999. During 1999 Mr. Tobin and the law firms with which he is affiliated received $152,000 in aggregate compensation, including $25,000 accrued but unpaid at December 31, 1999, for legal services rendered and payments required under a severance agreement entered into with Mr. David Tobin in 1998 in connection with his termination of employment of the Company. No other amounts are due Mr. David Tobin under the severance agreement.

    Subsequent to March 31, the Company borrowed $200,000 on a demand basis including $125,000 from our Chairman of the Board and the balance from Barry Rubenstein and Eli Oxenhorn at an interest rate of 8% per annum.

    The terms of the foregoing transactions were determined without arms' length negotiations and could create, or appear to create, potential conflicts of interest which may not necessarily be resolved in the Company's favor. All future transactions and loans between the Company and its officers, directors and principal stockholders or their affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the then disinterested directors of the Company.

THE NATW MERGER

    On February 6, 1998 ("Merger Date"), the company acquired, through a merger, all of the outstanding capital stock of Networks Around the World, Inc. ("NATW"), for a purchase price comprised of (i) $2,000,000 in cash, (ii) an aggregate of 505,618 shares of common stock and (iii) $1,000,000 aggregate principal amount of promissory notes ("NATW Notes"), secured by substantially all of the assets of NATW. In addition, the Company was required to pay an Earn Out to $2,0000,000 (the "Earn Out") in additional consideration to Randy Charkas, the Company's former President and a former shareholder of NATW, if certain sales and financial objectives are achieved. For the year ended December 31, 1999 and 1998, $702,455 and $838,900 respectively of the Earn Out has been recorded as additional consideration. In April 1998, the former shareholders agreed to defer payment of an aggregate of $1,000,000 of NATW Notes and Earn Out from 1998 to January 1999. In December 1998, Randy Charkas preliminarily agreed to convert the NATW Notes into Common Stock. The conversion of the NATW Notes into 769,750 shares of Common Stock occurred in March 2000 after deducting from the NATW Notes $376,185, which represents a reimbursement to the Company of amounts due it under an indemnity contained in the NATW merger agreement (see below). From the consummation of the NATW merger in February 1998 through the date of the Assignment Agreement, the Company has paid Mr. Cherkas $341,355 of the aggregate amount of $1,541,355 owed to him during that period under the Earn Out. The remaining balance due Mr. Cherkas under the Earn Out is now payable to him accordance with the Assignment Agreement as hereinafter defined.

    As a result of the Company's subsidiaries' long history of losses in the prepaid phone card business, coupled with an increasingly competitive environment, the Company's Board of Directors in the third quarter of 1999 adopted a plan to discontinue and sell the prepaid phone card business. To facilitate the possible sale of the phone card assets, certain of the Company's subsidiaries have filed voluntary petitions with the U.S. Bankruptcy Court for the District of Delaware ("Court") under Chapter 11 of the U.S. Bankruptcy Code on October 28, 1999. The subsidiaries of the Company that filed for Court protection are Global Link Telecom Corporation, GTS Holding Corp., Inc., TelTime, Inc., Network Services System, Inc., Network Services System, L.P., GTS Marketing, Inc., Global Telecommunication Solutions, L.P., Networks Around the World, Inc. and Centerpiece Communications, Inc. (collectively the "Debtors").

    On January 31, 2000, the Debtors entered into an agreement ("Purchase Agreement") to sell substantially all of their assets to J D Services, Inc. ("J D Services"). Under the terms of the Purchase Agreement, J D Services will pay an aggregate of $2.1 million as follows: (i) forgiveness of $750,000 debtor-in-possession financing previously provided to the Debtors and (ii) assumption of Debtor's obligations to provide telecommunications services to previously activated phone cards ("Deferred Liability"). The Purchase Agreement also provides that should the Deferred Liability be determined to be less than $1.35 million, the Debtors shall be due the difference ("True-up Amount").

    A condition of the Purchase Agreement required that certain agreements, including non-compete agreements among the Company, Debtors and Messrs. Cherkas and Liguori be assigned to J D Services. These agreements with Messrs. Cherkas and Liguori where entered into in connection with the Company's acquisition of NATW in February 1998. To accomplish this assignment, defaults by the Company and the Debtors under the various agreements had to be cured. With respect to Messrs. Cherkas and Liguori, the Company and Debtors entered into an Agreement Regarding The Assignment of Contacts, Cure Amounts and Related Matters on March 7, 2000, which was approved by the Court on March 22, 2000 ("Assignment Agreement"). Under the terms of the Assignment Agreement, the Company, on May 3, 2000 paid Mr. Liguori $15,000 in unpaid bonuses due him and delivered 50,000 shares of Common Stock. Also, on May 3, 2000, the Company paid Mr. Cherkas $94,000; $64,000 for accrued but unpaid salary and $30,000 for reimbursement of legal fees. As provided by the Assignment Agreement, the Debtors paid Mr. Liguori on May 3, 2000, $110,000 in full payment of the note, and related interest, issued with the acquisition of NATW.

    With respect to approximately $1.2 million which remains due Mr. Cherkas under the Earn Out, under the Assignment Agreement, he has agreed to release the Company and the Debtors if he receives a minimum payment of $700,000, paid as discussed below, by October 7, 2000. To the extent he does not receive the minimum payment of $700,000, the amount due him by the Company shall be $1.2 million less any payments he receives under the Assignment Agreement.

    The Assignment Agreement provides that Mr. Cherkas shall receive the following amounts, if any:

    o     The True-up Amount not to exceed $500,000
    o 70% of the amount of the Debtors' available cash remaining after deduction amount for unpaid accrued Administrative Claims.
    o At the election of the Company, an amount equal to the difference between $700,000 and the amounts otherwise paid him under the Assignment Agreement.

    In connection with the NATW merger, the Company entered into an employment agreement with Randolph Cherkas, the President of NATW, who was appointed President and a director of the Company. Mr. Cherkas resigned these positions in December, 1999, and his employment with the Company terminated effective the date of the sale of the Debtors' assets.

    The Company also entered into an employment agreement with Gary Liguori, the Vice President of NATW, who was appointed the Director of Wholesale Sales of the Company. Mr. Liguori's employment with the Company terminated effective the date of the sale of the Debtors' assets.

    Pursuant to the merger agreement, the Company granted piggyback registration rights to Messrs. Cherkas and Liguori. Each of them also executed a lock-up agreement (1) prohibiting the sale of such shares for one year after the closing date and (2) limiting the number of shares that can be sold by each to 25% of the shares acquired in connection with the NATW merger during any calendar quarter during the one year period thereafter.

THE CCI MERGER

    Also on the Merger Date, the Company acquired, through a merger, all of the outstanding capital stock of Centerpiece Communications, Inc. ("CCI") for a purchase price comprised of (1) $1,500,000 in cash, (2) 401,284 shares of Common Stock, of which 47,891 shares were subsequently contributed back to the Company (see below) and (3) a $1,000,000 aggregate principal amount promissory note ("CCI Note"), secured by substantially all of the assets of CCI. The CCI Note accrued interest at a rate of 8% per annum and was originally payable as follows: (1) $250,000 plus interest accrued thereon on October 31, 1998, (2) $250,000 plus interest accrued thereon on January 1, 1999 and (3) four equal payments of $125,000, plus interest accrued thereon, on April 1, 1999, July 1, 1999, October 1, 1999 and January 1, 2000. In April 1998, the former shareholder of CCI agreed to defer payment of $250,000 of the CCI Note, plus interest, from October 31, 1998 to January 1999. In November 1998, the CCI Note was converted into Common Stock as described below.

    In connection with the merger, the Company entered into an employment agreement with J. Mark Rubenstein, the President of CCI, who was appointed the Vice President--Wholesale Sales and a director of the Company. In November 1998, the Company terminated Mr. Rubenstein's employment agreement, which was to expire on December 31, 2000. Mr. Rubenstein's annual base compensation at the time his employment ceased was $150,000. Pursuant to a termination agreement, Mr. Rubenstein received approximately $150,000 in severance payments.

    In connection with Mr. Rubenstein's departure and in full satisfaction of his and the Company's obligations to each other, Mr. Rubenstein sold an aggregate of 353,393 shares of Common Stock and the CCI Note for an aggregate purchase price of $575,000. Among the purchasers were Shelly Finkel, Chairman of the Board of the Company, Michael Hoppman, former Chief Financial Officer of the Company, and Barry Rubenstein, a stockholder (no relation to J. Mark Rubenstein). Mr. Rubenstein also contributed back to the Company 47,891 shares of Common Stock with a fair market value of $69,867 in consideration of $298,364 that he owed to the Company relating to Access Telecom as described below. The reserve for the loss on the settlement of $229,497 was recorded in the Company's financial statements for the year ended December 31, 1998. After the group of investors purchased the CCI Note and shares from Mr. Rubenstein, they accepted the Company's offer to convert the principal amount of the CCI Note into 813,008 shares of Common Stock at a conversion rate of $1.23 per share.

AGREEMENTS RELATING TO ACCESS TELECOM

    Pursuant to the respective merger agreements, the Company and the former shareholders of NATW and CCI agreed to share certain costs related to any underlying carrier's failure to provide telecommunications services to phone cards purchased by NATW and CCI prior to the mergers. In February 1998, Access Telecom, a primary provider of telecommunications services to NATW and CCI prior to and after the respective mergers, ceased providing such services to the prepaid phone cards that it had sold to each of NATW and CCI, despite receiving payment for substantially all of the phone cards. The cost to provide telecommunications services related to such cards aggregated $1,761,097 during the year ended December 31, 1998. Of this cost, $376,185 and $298,364 of the estimated costs have been allocated to the former shareholders pursuant to indemnification arrangements.

    Pursuant to the respective merger agreements, the purchase price was adjusted subsequent to the merger Date by an amount equal to cash of the acquired  company plus the net  realizable  value of accounts  receivable of the acquired company minus current liabilities of the acquired company as of the Merger Date. In November 1998, the Company and the former shareholder of CCI reached a settlement on the amount due to the Company related to Access. Pursuant to the terms of the merger agreement, the former shareholder contributed back to the Company 47,891 shares of common stock issued as part of the merger consideration with a fair market value of $69,867 in consideration of $298,364 that he owned to the Company. The loss on the settlement of $228,497 was recorded as an expense for the year ended December 31, 1998.

                              SELLING STOCKHOLDERS

    The following list of selling shareholders includes:

    o the number of shares of common stock currently owned by each selling shareholder

    o the number of shares being offered for resale by this prospectus by each selling shareholder; and

    o the number and percentage of shares of common stock to be held by each selling shareholder after the completion of this offering.

    Except as otherwise indicated in the footnotes to such table, no such selling shareholder has been an officer, director or employee of the Company for the past three years. The registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

    The selling shareholders provided us with all information with respect to their share ownership. Because the selling shareholders may sell all or part of their shares, we are unable to estimate the number of shares that will be held by any selling shareholders upon termination of any offering made hereby. In addition, beneficial ownership is determined in accordance with SEC rules and generally include voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty
(60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.
See "Plan of Distribution."

                                                                                          Shares Beneficially Owned
                                                                                                After Offering

                                                Amount and                                  Amount and
                                                 Nature of          Number of Shares        Nature of       Percentage
Name of Beneficial Holder                      Ownership(1)          Offered Hereby         Ownership         of Class
-------------------------                      ------------         ----------------        ----------      -----------
Sheldon Finkel(2)                                 770,873(7)              797,873(7)             0              *
Lee Montellaro(3)                                 520,000(5)              520,000                0              *
Philip Bloom                                      626,334(9)              626,334                0              *
Gordy Freeman                                     643,391                 643,391                0              *
Gerald Josephson                                  649,761(10)             649,761                0              *
Jeff and Nina Rubinstein                          625,930(11)             625,930                0              *
Alan Silverman                                    650,000(12)             650,000                0              *
Wien Securities Corp.                           1,376,080(4)            1,376,080                0              *
Barry Rubenstein                                  208,334(5)              150,000                0              *
Eli Oxenhorn                                      208,334(5)              150,000                0              *
The Marilyn and Barry Rubenstein                  221,580                 221,580                0              *
Foundation
Paul Silverstein(6)                               260,000(5)(8)           260,000                0              *
David Tobin                                       151,667(5)              151,667                0              *
Anthony Casazza                                     5,000(5)                5,000                0              *
William Odelson                                    20,000(5)               20,000                0              *
John Slocum                                        31,000(5)               31,000                0              *
Gateway Communications Company                      5,000(5)                5,000                0              *
Stabler Sochet Enterprises, Inc.                   10,000(5)               10,000                0              *
Lee Wilson                                          4,500(5)                4,500                0              *
Edward J. Meegan                                    4,500(5)                4,500                0              *
Randy Cherkas                                     268,687                 268,687                0              *

                                                                                          Shares Beneficially Owned
                                                                                                After Offering

                                                Amount and                                  Amount and
                                                 Nature of          Number of Shares        Nature of       Percentage
Name of Beneficial Holder                      Ownership(1)          Offered Hereby         Ownership         of Class
-------------------------                      ------------         ----------------        ----------      -----------
Gary Liguori                                       32,231                32,231                0              *
Angela Moltzon                                    1,000(5)                1,000                0              *
Linda Maynes                                      5,000(5)                5,000                0              *
Coults (Jersey) Ltd.                             71,429(5)               71,429                0              *
Amir L. Ecker                                    14,286(5)               14,286                0              *
Losly Capital Management                         14,286(5)               14,286                0              *
Peter S.  Rawlings                                7,143(5)                7,143                0              *
Pennsylvania Merchant Group                     130,000(5)              130,000                0              *
Frog Hollow Ptrs                                 16,667(5)               16,667                0              *
Craig Shapiro                                    25,000(5)               25,000                0              *
John Freeman                                      8,334(5)                8,334                0              *
Whale Securities                                 83,333(5)               83,333                0              *

---------
*   Less than 1% of outstanding Common Stock.

(1) Based on 15,561,841 shares of Common Stock issued and outstanding as of June 1, 2000. Unless otherwise noted, we believe that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. Under the federal securities laws, a person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from the date hereof upon the conversion of convertible securities or the exercise of warrants or options. We have assumed for each person that any exercisable and convertible securities that are held by that person (but not those held by any other person) and that are exercisable or convertible within 60 days from the date hereof have been exercised or converted and that after the offering, all underlying shares set forth under "Number of Shares Offered Hereby" have been sold. Except where noted, none of the selling stockholders has had any position, office or other material relationship with the Company other than as a stockholder during the past three years.
(2) Sheldon Finkel has been employed by the Company as Chairman of the Board since April 1993 and was the Chief Executive Officer of the Company from April 1993 though March 1995.
(3) Lee R. Montellaro has been the Company's Chief Financial Officer since June 1999.
(4)    Includes 100,000 shares of Common Stock issuable upon exercise of option.
(5)    Consists of shares  issuable  upon exercise of options or warrants.
(6)    Paul  Silverstein has been the Company's Chief Strategy Officer since May
       2000.
(7) Includes 262,336 shares of Common Stock issuable upon exercise of options. The column with respect to Number of Shares Offered Hereby also includes 27,000 shares underlying options with are not presently exercisable.
(8) Excludes 450,000 shares of Common Stock underlying options which currently are not exercisable.
(9)    Includes 7,143 shares of Common Stock issuable upon exercise of warrants.
(10) Includes 42,857 shares of Common Stock issuable upon exercise of warrants.
(11) Includes 14,286 shares of Common Stock issuable upon exercise of warrants.
(12)   Includes 7,143 shares of Common Stock issuable upon exercise of warrants.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary of certain provisions of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Certificate of Incorporation, as amended, and the Amended and Restated Bylaws that are referenced as exhibits to this Registration Statement and by provisions of applicable law.

COMMON STOCK

    We are presently authorized to issue up to 35,000,000 shares of Common Stock, $.01 par value per share. As of June 1, 2000, there were 15,561,841 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of Preferred Stock which may from time to time be outstanding, holders of Common Stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor, and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preference on the Preferred Stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.


PREFERRED STOCK

    We are presently authorized to issue up to 1,000,000 shares of preferred stock, $.01 par value per share. Such preferred stock may be issued in one or more series, on such terms and with such rights, preferences and designations as our Board of Directors may determine. Such preferred stock may be issued without action by stockholders. No shares of preferred stock are currently outstanding. However, any future issuance of preferred stock could adversely affect the rights of the holders of Common Stock, and therefore reduce the value of our Common Stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third-party, thereby preserving control of the Company by its present owners.


OPTIONS AND WARRANTS

    There are currently outstanding options to purchase 3,348,137 shares of Common Stock at exercise prices ranging from $.14 to $16.50, and outstanding warrants to purchase 565,658 shares of Common Stock at exercise prices ranging from $1.63 to $15.38.


TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our Common Stock is Continental Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

    The selling shareholders may offer their shares at various times in one or more of the following transactions:

    o  ordinary brokers transactions, which may include long or short sales

    o  cross or block trades or otherwise on the OTC Electronic Bulletin Board

    o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus

    o "at the market" to or through market makers or into an existing market for the common stock

    o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents

    o  options, swaps or other derivatives

    o  any combination of the foregoing, or by any other legally available means

    o  in connection with short sales of shares of common stock

    o  option or other transactions

    Brokers, dealers, underwriters or agents participating in the distribution of the shares of common stock may receive compensation in the form of discounts, concessions or commission from the selling shareholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both, which compensation as to a particular broker-dealer may be in excess of customary commissions. The selling shareholders and any broker-dealers acting in connection with the sale of the shares of common stock hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act because of the number of shares of common stock to be sold or reserved by such persons or entities or the manner of sale of such shares, or both. If a selling shareholder or any broker-dealer or other holders were determined to be underwriters any commissions received by them and any profit realized by them on the resale of shares of common stock as principals may be deemed underwriting compensation under the Securities Act. Neither we nor any selling shareholder can presently estimate the amount of such compensation. We don't know of existing arrangements between any selling shareholder and any other shareholder, dealer, underwriter or agent relating to the sale or distribution of the shares.

       The selling shareholders have represented to us that any purchase or sale of shares of common stock by them will comply with Regulation M promulgated under the Securities Exchange Act of 1934. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before and after completion of his or her participation in the distribution.

       During the time a selling shareholder participates in a distribution, Rule 104 under Regulation M prohibits the selling shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the selling shareholders will be reoffering and reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

    There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder or otherwise.


                                  LEGAL MATTERS

    The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Sommer & Schneider LLP, Garden City, New York. Olshan Grundman Frome Rosenzweig & Wolosky LLP has served as counsel to the selling stockholders.

                                     EXPERTS

    The consolidated financial statements of Global iTechnology, Inc. f/k/a Global Telecommunications Solutions, Inc. as of December 31, 1999 and 1998 and for the years then ended included in this prospectus have been included in reliance upon the report of Wiss & Company, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS

                            GLOBAL ITECHNOLOGY, INC.

                                                                           Page


Independent Auditors' Report................................................F-1

Consolidated Balance Sheets as of December 31, 1999 and 1998................F-2

Consolidated Statements of Operations and Comprehensive Loss for the
     Years ended December 31, 1999 and 1998.................................F-3

Consolidated Statements of Stockholders' Equity (Deficit) for the
     Years ended December 31, 1999 and 1998.................................F-4

Consolidated Statements of Cash Flows for the Years ended
     December 31, 1999 and 1998.............................................F-5

Notes to Consolidated Financial Statements..................................F-6


Condensed Consolidated Balance Sheets as of March 31, 2000 (unaudited)
     and December 31, 1999..................................................F-22

Condensed Consolidated Statements of Operations (unaudited) for the three months ended March 31, 2000 and 1999...................................F-23

Condensed Consolidated Statement of Cash Flows (unaudited) for the three months ended March 31, 2000 and 1999.............................F-24

Notes to Condensed Consolidated Financial Statements
     March 31, 2000 (unaudited).............................................F-25

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Global Telecommunication Solutions, Inc:

We have audited the accompanying consolidated balance sheets of Global Telecommunication Solutions, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Telecommunication Solutions, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 1, on October 28, 1999 all but two of the Company's domestic subsidiaries applied for protection under Chapter 11 of the Bankruptcy Code pursuant to a Reorganization plan that must be presented to the Court by May 25, 2000. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such consolidated financial statements do not purport to show a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; and d) as to operations, the effect of any changes that may be made in its business.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a significant net working capital deficiency at December 31, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidatef financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                             WISS & COMPANY, LLP

March 20, 2000
Livingston, New Jersey


                                     F-1(a)

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                                                     DECEMBER 31,
                                                                             ------------------------------
                                                                                 1999            1998
                                                                             --------------  --------------

                                                  ASSETS

Current assets:
    Cash                                                                         $ 305,400     $ 1,604,166
    Restricted cash                                                                      -         300,000
    Accounts receivable, net                                                     $ 242,826
    Other assets                                                                    44,635          35,000
                                                                             --------------  --------------
         Total current assets                                                      592,861       1,939,166

Property and equipment, net                                                         54,737         324,322
Assets of liquidating subsidiaries                                               3,705,832       7,753,840
                                                                             --------------  --------------
                                                                               $ 4,353,430    $ 10,017,328
                                                                             ==============  ==============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable                                                           $ 1,088,663       $  210,719
    Accrued license fee                                                          1,221,979          831,684
    Accrued earn-out to related party                                            1,200,000          634,085
    Other accrued expenses                                                         457,447          475,397
    Accrued settlements                                                            324,424          592,000
    Accrued claims                                                                 601,698          368,698
    Deferred revenues                                                              101,854                -
    Convertible notes payable                                                            -        2,599,750
    Notes payable to related parties                                                     -          678,815
                                                                             --------------  --------------
          Total current liabilities                                              4,996,065        6,391,148

Other liabilities:
   Notes payable to related party                                                  628,815               -
   Liquidating subsidiaries' liabilities subject to compromise - third parties  23,716,888      17,957,691
                                                                             --------------  --------------
                                                                                29,341,768      24,348,839

Commitments and Contingencies

Stockholders' Equity (Deficit)
    Preferred stock - $.01 par value, authorized 1,000,000 shares;
         none issued and outstanding
    Common stock, $.01 par value, authorized 35,000,000 shares;
         issued 14,727,882 and 11,321,034                                          147,278         113,211
    Additional paid-in capital                                                  56,233,248      52,120,397
    Accumulated deficit                                                        (81,322,086)    (66,512,239)
    Deferred compensation                                                                -          (6,102)
    Accumulated other comprehensive income                                          23,089          23,089
    Less: Treasury stock, 47,891 shares                                            (69,867)        (69,867)
                                                                             --------------  --------------
            Total stockholders' equity (deficit)                               (24,988,338)    (14,331,511)
                                                                             --------------  --------------
                                                                               $ 4,353,430    $ 10,017,328
                                                                             ==============  ==============

The accompanying notes are an integral part of these consolidated financial statements

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                                                                YEAR ENDED
                                                                                                DECEMBER 31,
                                                                                   --------------------------------------
                                                                                         1999                1998
                                                                                   -----------------   ------------------

Net sales                                                                                 $ 306,963         $          -
Cost of sales (exclusive of depreciation)                                                   223,283                    -
                                                                                   -----------------   ------------------

          Gross profit                                                                       83,680                    -
                                                                                   -----------------   ------------------

Selling, general and administrative expenses                                              1,762,275            2,464,331
Depreciation and amortization                                                                19,206               57,532
                                                                                   -----------------   ------------------

          Operating loss                                                                 (1,697,801)          (2,521,863)

Interest expense                                                                                  -           (1,682,577)
                                                                                   -----------------   ------------------

Loss from continuing operations                                                          (1,697,801)          (4,204,440)
Loss from discontinued operations                                                       (11,691,874)         (24,365,356)
                                                                                   -----------------   ------------------

          Loss before extraordinary item                                                (13,389,675)        $(28,569,796)
                                                                                   -----------------   ------------------


Extraordinary loss on conversion of debt                                                 (1,420,172)                   -
                                                                                   -----------------   ------------------

Net loss                                                                              $ (14,809,847)       $ (28,569,796)
                                                                                   -----------------   ------------------

Foreign currency translation adjustment                                                           -               11,734
                                                                                   -----------------   ------------------

Comprehensive loss                                                                    $ (14,809,847)       $ (28,558,062)
                                                                                   =================   ==================

Basic and diluted loss per share:
   Loss from continuing operations                                                          $ (0.12)             $ (0.65)
   Loss from discontinued operations                                                          (0.82)               (3.76)
   Extraordinary loss on conversion of debt                                                   (0.10)                   -
                                                                                   -----------------   ------------------

Basic and diluted loss per share                                                            $ (1.04)             $ (4.41)
                                                                                   =================   ==================

Weighted average shares outstanding - basic and diluted                                  14,305,064            6,483,659
                                                                                   =================   ==================


The accompanying notes are an integral part of these consolidated financial statements

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                        Common stock       Additional
                                                                            paid-in       Accumulated
                                                    Shares       Amount     capital         deficit
                                                  ---------    ---------  ----------       ----------

Balance at January 1, 1998                        5,084,870    $ 50,848   $ 39,689,698   $ (37,942,443)

Exercise of options                                   1,000          10            386               -
Amortization of deferred
  compensation                                            -           -              -               -
Deferred compensation arising
   from issuance of warrants                              -           -        198,600               -
Issuance of common stock in
   connection with merger                           906,902       9,069      4,797,511               -
Issuance of warrants related to
   April 1998 pirvate placement                           -           -        658,927               -
Issuance of warrants and options
   related to financing commitment                        -           -        792,000               -
Issuance of common stock related
   to October 1998 private
   placement                                      1,198,000      11,980      1,834,770               -
Issuance of warrants
   as compensation                                        -           -         78,345               -
Conversion of related party note
   payable to common stock                          813,008       8,130      1,051,870               -
Repurchased shares related to
   receivable from related party                          -           -              -               -
Conversion of December 1996 notes
   payable to common stock                        3,170,912      31,711      3,018,290               -
Issuance of common stock in
   exchange for warrants                            146,342       1,463              -               -
Foreign currency translation                              -           -              -               -
Net loss                                                  -           -              -     (28,569,796)
                                                -----------    --------   ------------    ------------

Balance at December 31, 1998                     11,321,034    $113,211   $ 52,120,397    $(66,512,239)
                                                ===========    ========   ============    ============

Exercise of options                                   1,865          18          1,264
Amortization of deferred
  compensation
Conversion of convertible notes
   payable to common stock                        3,155,938      31,559      3,913,363
Conversion of trade debt to
  common stock                                       10,000         100          5,212
Issuance of stock options for
  financing fees                                          -           -         92,792
Issuance of stock options to sales
   representatives and brokers                            -           -          2,610
Conversion of trade debt to
  common stock                                      239,045       2,390         97,610
Net loss                                                  -           -              -    (14,809,847)
                                                -----------    --------   ------------    ------------
Balance at December 31, 1999                     14,727,882    $147,278   $ 56,233,248   $(81,322,086)
                                                ===========    ========   ============    ============

                                                             Accumulated
                                                                other
                                              Deferred       comprehensive    Treasury
                                            compensation       income           stock          Total
                                            ------------     -------------   -----------    -----------

Balance at January 1, 1998                    $(294,650)      $ 11,355            $ -      $ 1,514,808

Exercise of options                                   -              -              -              396
Amortization of deferred
  compensation                                  487,148              -              -          487,148
Deferred compensation arising
   from issuance of warrants                   (198,600)             -              -                -
Issuance of common stock in
   connection with merger                             -              -              -        4,806,580
Issuance of warrants related to
   April 1998 pirvate placement                       -              -              -          658,927
Issuance of warrants and options
   related to financing commitment                    -              -              -          792,000
Issuance of common stock related
   to October 1998 private
   placement                                          -              -              -        1,846,750
Issuance of warrants
   as compensation                                    -              -              -           78,345
Conversion of related party note
   payable to common stock                            -              -              -        1,060,000
Repurchased shares related to
   receivable from related party                      -              -        (69,867)         (69,867)
Conversion of December 1996 notes
   payable to common stock                            -              -              -        3,050,001
Issuance of common stock in
   exchange for warrants                              -              -              -            1,463
Foreign currency translation                          -         11,734              -           11,734
Net loss                                              -              -              -      (28,569,796)
                                                ----------    ----------    ----------    ------------

Balance at December 31, 1998                    $(6,102)      $ 23,089      $ (69,867)    $(14,331,511)
                                                ==========    ==========    ==========    ============

Exercise of options                                                                              1,282
Amortization of deferred
  compensation                                    6,102                                          6,102
Conversion of convertible notes
   payable to common stock                                                                   3,944,922
Conversion of trade debt to
  common stock                                                                                   5,312
Issuance of stock options for
  financing fees                                                                                92,792
Issuance of stock options to sales
   representatives and brokers                                                                   2,610
Conversion of trade debt to
  common stock                                                                                 100,000
Net loss                                                                                   (14,809,847)
                                                ----------    ----------    ----------    ------------
Balance at December 31, 1999                    $       -      $ 23,089     $ (69,867)    $(24,988,338)
                                                ==========    ==========    ==========    ============


The accompanying notes are an integral part of these consolidated financial statements

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            YEAR ENDED
                                                                                           DECEMBER 31,
                                                                                 ----------------------------------
                                                                                      1999               1998
                                                                                 ----------------   ---------------
Operating activities:
Net loss                                                                           $ (14,809,847)    $ (28,569,796)
Adjustment to reconcile net loss to net cash used in operating activities:
    Loss from discontinued operations                                                 11,691,874        24,365,356
    Depreciation and amortization                                                         19,206            57,532
    Provision for bad debts                                                               38,200                 -
    Amortization of deferred compensation                                                  6,102           487,148
    Amortization of unearned discount                                                          -           713,018
    Amortization of deferred financing charges                                             4,995         1,672,700
    Issuance of stock in exchange for warrants                                                 -             1,463
    Issuance of warrants for services rendered                                                 -            78,345
    Issuance of stock options for services                                                95,402                 -
    Loss on debt conversion                                                            1,420,172                 -
    Loss on disposal of fixed assets                                                      41,291                 -
Changes in operating assets and liabilities, net of effect of acquisitions:
    Accounts receivable                                                                 (281,026)                -
    Other assets                                                                          (9,635)                -
    Accounts payable                                                                     877,944                 -
    Accrued license fees                                                                 390,295                 -
    Accrued note and earn-out to related party                                           515,915                 -
    Accrued expenses                                                                    (131,642)                -
    Deferred revenues                                                                    101,854                 -
                                                                                 ----------------   ---------------
Cash used by continuing operating activities                                             (28,900)                -
Cash used by discontinued operating activities                                        (1,571,148)       (8,257,053)
                                                                                 ----------------   ---------------

   Cash used by operating activities                                                  (1,600,048)                -
                                                                                 ----------------   ---------------

Cash flows from financing activities:
    Proceeds from bridge loan                                                                  -         1,846,750
    Proceeds from exercise of options                                                      1,282               396
    Payments on capital lease obligations                                                      -           (95,298)
    Letter of credit                                                                     300,000          (300,000)
    Payments of deferred finance fees                                                          -          (115,000)
                                                                                 ----------------   ---------------
            Net cash provided by financing activities                                    301,282         1,336,848
                                                                                 ----------------   ---------------

            Effects of foreign currency translation on cash                                    -            11,734
                                                                                 ----------------   ---------------
               Net change in cash                                                     (1,298,766)                -
Cash, beginning of year                                                                1,604,166                 -
                                                                                 ================   ===============
Cash, end of year                                                                    $   305,400     $           -
                                                                                 ================   ===============

Supplemental disclosures:
   Cash paid for interest                                                            $   231,866     $     212,249
                                                                                 ================   ===============

   Deferred finance fees relating to options and warrants                            $    11,838     $   1,450,927
                                                                                 ================   ===============
   Deferred compensation relating to options and warrants                            $         -     $   $ 198,600
                                                                                 ================   ===============
   Conversion of convertible notes payable into common stock                         $ 2,524,750     $   3,087,500
                                                                                 ================   ===============

   Conversion of trade debt into common stock                                        $   105,312     $           -
                                                                                 ================   ===============
   Conversion of note payable to related party into common stock                     $         -     $   1,060,000
                                                                                 ================   ===============
   Issuance of stock options for financing fees                                      $    92,792     $           -
                                                                                 ================   ===============
   Issuance of common stock in connection with acquisition                           $         -     $   4,806,580
                                                                                 ================   ===============

   Issuance of notes payable in connection with acquisition                          $         -     $   2,000,000
                                                                                 ================   ===============

The accompanying notes are an integral part of these consolidated financial statements

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(1) BUSINESS AND BASIS OF PRESENTATION

      Global Telecommunication Solutions, Inc. (the "Company") was incorporated on December 23, 1992 and historically, through its subsidiaries, has been engaged in the marketing and distribution of prepaid phone cards. As a result of the Company's subsidiaries long history of losses in the prepaid phone card business, coupled with an increasingly competitive environment, the Company's Board of Directors in the third quarter of 1999 adopted a plan to discontinue and sell the prepaid phone card business. To facilitate the possible sale of the phone card assets, certain of the Company's subsidiaries have filed voluntary petitions with the U.S. Bankruptcy Court for the District of Delaware ("Court") under Chapter 11 of the U.S. Bankruptcy Code on October 28, 1999. The subsidiaries of the Company that filed for Court protection are Global Link Telecom Corporation, GTS Holding Corp., Inc., TelTime, Inc., Network Services System, Inc., Network Services System, L.P., GTS Marketing, Inc., Global Telecommunication Solutions, L.P., Networks Around the World, Inc. and Centerpiece Communications, Inc. (collectively the "Debtors").

      The Company's financial statements have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization ("SOP 90-7.")" The Debtors have been operating their business as debtors-in-possession subject to the jurisdiction of the Court.

      As a result of the Company's decision to sell its phone card business and the subsequent voluntary filing by the Debtors under Chapter 11 of the U.S. Bankruptcy Code, the operations of that business are presented herein as discontinued operations and the assets and liabilities of the Debtors have been aggregated in the accompanying balance sheets.

      The Company, which is not in bankruptcy, intends to focus on developing, operating, and entering into strategic relationships with companies to implement promotional and other direct marketing services utilizing telephony, the Internet and wireless communication technologies.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. Investments in 20 percent to 50 percent-owned affiliates are accounted for on the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

      ESTIMATES AND UNCERTAINTEES

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenue and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results, as determined at a later date, could differ from those estimates.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts of accounts receivable, accounts payable and other liabilities of the entities not in bankruptcy approximate fair value because of the short maturities of these amounts. The fair value of the Debtors' assets and liabilities subject to settlement are not presently determinable as a result of the Chapter 11 proceedings.

      LONG-LIVED ASSETS

      The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount of which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

      CASH AND RESTRICTED CASH

      Cash consists of highly liquid investments with an original maturity date of three months or less. Restricted cash at December 31, 1998 consisted of a deposit to secure a $300,000 letter of credit required under a carrier arrangement.

      CONCENTRATION OF CREDIT RISK

      Financial instruments that potentially subject the Company and the Debtors to concentration of credit risk consist primarily of cash and unsecured trade receivables. The Company and the Debtors therein maintains cash balances in financial institutions which are insured by the Federal Deposit Insurance Corporation up to $100,000 each.

      The Company and the Debtors periodically review their trade receivables and establish an allowance for uncollectible accounts. Management feels the credit risk beyond the established allowance is limited.


      REVENUE AND COST RECOGNITION

      Substantially all the prepaid phone cards sold are non-refundable and have expiration dates ranging from twelve to eighteen months after issuance or six to twelve months after last use. The Company records the net sales price as deferred revenue when cards are sold and recognizes revenue as the ultimate consumer utilizes calling time, or in the case of promotional phone card programs, during the period the program is executed. Deferred revenue relating to unused calling time remaining at each card's expiration is recognized as revenue upon the expiration of such card.

      The primary costs of its prepaid phone cards include the cost of long distance carrier services, regulatory fees and the design, production and packaging of the cards. Costs are expensed as incurred, except the costs of design and production of the card, which are included in inventory and are expensed when the related revenue is recognized.

      INVENTORY

      Debtors inventory consists of phone card production and packaging costs and is stated at the lower of cost or market, with cost determined using the average cost method.

      GOODWILL

      Goodwill represents the unamortized excess of the cost over the fair values of the net assets acquired in acquisitions. Amortization expense has historically been computed using the straight-line method over 15 years.

      The Company's policy is to evaluate the recoverability of goodwill based on forecasted undiscounted cash flows from operations. Goodwill is assessed for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Impairment losses are measured as the amount by which the carrying amount of goodwill exceeds its fair value. When impairment is indicated, such assets are written down to estimated fair value.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Expenditures for maintenance and repairs are charged to operations as incurred.

      The estimated useful lives used in computing depreciation of property and equipment are as follows:

            Furniture and fixtures                      5 years
            Switching equipment                         5 years
            Computers and office equipment              3 years

      Assets held under capital leases and leasehold improvements are amortized over the lives of the respective leases or the useful life of the asset, whichever is shorter.

      The property and equipment of the Debtors is included in assets of liquidating subsidiaries and related depreciation and amortization expense is included in loss from discontinued operations.

      COMPUTER SOFTWARE

      Cost related to internal development or purchased software are capitalized and amortized on a straight-line basis over their estimated useful life.

      INCOME TAXES

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax asset to the amount expected to be realized.

      NET LOSS PER SHARE

      Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding. Basic and diluted net loss per share for 1999 and 1998 were the same because potential common shares of 3,863,328 and 4,629,852, respectively, were not included in the calculation of the net loss per share since their inclusion would be anti-dilutive.

      STOCK-BASED COMPENSATION

      The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for options granted by the Company is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

      RECLASSIFICATIONS

      Certain reclassifications have been made to the prior year consolidated financial statements to conform to the current year presentation.

(3) GOING CONCERN

      At December 31, 1999, the Company, excluding the assets and liabilities relating to the Debtors, had cash of $305,400 and a working capital deficit of $5 million. Subsequent to December 31, 1999, the Company continues to generate negative cash losses from operations.

      At December 31, 1999 substantially all the Company's current liabilities relate to indebtedness incurred in connection with the discontinued phone card business. These liabilities were incurred by the Company rather than the Debtors, and are due to less than 10 entities. The Company is currently negotiating with the various parties in an effort to reach settlements regarding the amounts due. The Company is attempting to settle these liabilities on favorable terms to the Company.

      The Company's ability to continue in operation and execute its new business plan is subject to various factors including, but not limited to, resolving its aforementioned outstanding liabilities, and raising additional capital. Management of the Company cannot presently predict the outcome of these matters and there can be no assurance that the Company will be successful in any of these endeavors.

      The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. However, absent the Company's ability to execute the plans described in the following paragraph, the Company may be unable to continue as a going concern, which could significantly impact the liquidation or settlement value of its assets and liabilities.

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(4) DISCONTINUED OPERATIONS AND SUBSIDIARY CHAPTER 11 FILINGS

      In accordance with SOP 90-7, balance sheets and statements of operations for the Debtors are presented below:

                                                     Statement of Operations
                                                           Year Ended
                                                          December 31,
                                                          ------------

                                                       1999            1998
                                                       ----            ----
Net sales                                          $ 33,141,377    $ 31,178,125
Cost of sales                                        34,887,896      29,629,086
                                                   ------------    ------------
Gross profit                                         (1,746,519)      1,549,039
Selling, general and administrative expense           5,679,632       8,730,658
Depreciation and amortization                         1,846,492       1,856,806
Restructuring charge                                         --       1,091,436
Goodwill impairment                                   2,144,087      12,820,868
                                                   ------------    ------------
Operating loss                                      (11,416,730)    (22,950,729)
Interest income                                          28,560          94,617
Interest expense                                       (303,704)     (1,509,244)
                                                   ------------    ------------
Net loss from discontinued operations              $(11,691,874)   $(24,365,356)
                                                   ============    ============


                                                           Balance Sheets
                                                            December 31,
                                                     ---------------------------
                                                        1999            1998
                                                        ----            ----
Current Assets:

   Cash                                              $   594,143     $        --
   Accounts receivable, net                            1,102,229       3,234,106
   Inventory                                             251,776         436,883
   Other assets                                            --             68,929
                                                     -----------     -----------
Total current assets                                   1,948,148       3,739,918
Goodwill, net                                                          1,952,000
Property and equipment, net                            1,707,684       1,901,080
Other assets, net                                         50,000         160,842
                                                     -----------     -----------
Total assets of liquidating subsidiaries             $ 3,705,832     $ 7,753,840
                                                     ===========     ===========
Pre-petition current liabilities:
   Accounts payable                                  $ 8,638,408     $ 4,969,556
   Accrued regulatory fees                             5,836,021       2,749,223
   Other accrued expenses                                430,967       1,412,788
   Deferred revenues                                   1,963,797       3,160,958
   Estimated sales tax liability                       5,429,514       5,665,166
   Notes payable to related party                        110,000           --
                                                     -----------     -----------
                                                      22,408,707      17,957,691
Post-petition liabilities (Administrative Claims)      1,308,181           --
                                                     -----------     -----------
Total liquidating subsidiaries'
liabilities subject to compromise-third
parties                                              $23,716,888     $17,957,691
                                                     ===========     ===========

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

      1999 RESTRUCTURING

      In September 1999, the Company's Board of Directors adopted a plan to discontinue the operations of the phone card business and to seek an acquirer of that business. As a result of the substantial liabilities associated with that business, a decision was made resulting in the Debtors filing voluntary petitions with the Court for the District of Delaware under Chapter 11 of the U.S. Bankruptcy Code on October 28, 1999. In making these filings, the Debtors indicated to the Court that a purchaser for the assets of the Debtors was being sought, but that failing that, the businesses would be liquidated rather than reorganized. On January 31, 2000, the Debtors entered into an agreement to sell substantially all of their assets to J D Services, Inc., a prepaid phone card provider located in Salt Lake City, Utah ("J D Services"). Having the approval of the United States Court for the District of Delaware, this sale is expected to be complete in April 2000.

      As a result of the decision to discontinue the phone card operation, the results of operations of the phone card business have been segregated from continuing operations and reported as a separate line item on the statement of operations. The Company has restated the prior period financial statements included herein to present the operating results of the phone card business as a discontinued operation.

      The net assets associated with the phone card business have been segregated in the accompanying balance sheets. Intangible assets related to the business of approximately $2 million have been written off and have been included in the loss from discontinued operations. The liabilities associated with the phone card business have been segregated in the accompanying balance sheet as "Liquidating subsidiaries' liabilities subject to compromise-third parties." Included in that amount is approximately $270,587 in secured debt payable with the remaining balance being unsecured liabilities due trade creditors and vendors, estimated sales tax liabilities payable and other regulatory fees, deferred revenue related to outstanding phone cards and the estimated liability to various payphone owners as dial around compensation. At December 31, 1999 debts incurred by the Debtors subsequent to the bankruptcy filing ("Administrative Claims"), in the amount of $1,308,181 are included in "Liquidating subsidiaries' liabilities subject to compromise-third party."

      Under federal bankruptcy laws, Administrative Claims have priority over pre-petition liabilities. Therefore, no provision for estimated losses to be incurred during the period of liquidation or sale has been made since it is currently anticipated that to the extent additional liabilities and/or losses are incurred, the value of the assets available to settle subsidiary liabilities subject to compromise will be reduced.

      At December 31, 1999, the Company's investment in and receivables from the Debtors was approximately $22.1 million. The Company does not anticipate receiving any substantial proceeds from the Debtors' estate. Accordingly, neither the receivable due from the Debtors nor the payable due to the Company as a liability subject to compromise has been reflected in the accompanying balance sheet.

      1998 RESTRUCTURING

      During the year ended December 31, 1998, the Company recorded a $1,091,436 restructuring charge related to the closing of its Canadian subsidiary, costs associated with consolidating the Company's operations and the modification of employment agreements with three of the Company's executive officers. The Company closed its Canadian subsidiary to focus on selling its products domestically. The Company consolidated its operations from five to two locations with the intent of reducing operating expenses, including salaries and benefits, by eliminating duplicate positions at the various locations. As part of this consolidation, three executives' employment agreements were amended, which included the termination of their employment. The components of the charge, which is classified as a separate line item in the operating results from the discontinued operations for the year ended December 31, 1998 are as follows:

      Canadian subsidiary closing costs                 $   65,111
      Consolidation costs                                  445,111
      Compensation related to amendments to
        executive employment agreements                    581,214
                                                        ----------
                                                        $1,091,436
                                                        ==========

      Costs associated with the closure of the Canadian subsidiary primarily related to severance costs associated with employees terminated. Total revenues and net income associated with the Canadian subsidiary were not material to the

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

results  of  operations.  Costs  associated  with  consolidating  the  Company's operations included severance costs of $26,878 associated with employees terminated. Incremental operating costs of $95,000 associated with closing the Company's call center and lease termination costs of $97,236 associated with moving the Company's corporate offices. In addition, fixed assets net of salvage costs of $225,995 were disposed of in conjunction with the Company's consolidation. The activities incorporated in the restructuring were completed by December 31, 1998. At December 31, 1999 $67,613 is included in accrued expenses in the Debtors balance sheet.

(5) ACQUISITIONS AND GOODWILL RELATING TO DISCONTINUED PHONE CARD BUSINESS

      ACQUISITIONS

      On February 6, 1998 ("Merger Date"), the Company acquired, through a merger, all of the outstanding capital stock of Networks Around the World, Inc. ("NATW"), for a purchase price comprised of (i) $2,000,000 in cash, (ii) an aggregate of 505,618 shares of common stock and (iii) $1,000,000 aggregate principal amount of promissory notes ("NATW Notes"), secured by substantially all of the assets of NATW. In addition, the Company was required to pay an Earn Out to $2,000,000 (the "Earn Out") in additional consideration to Randy Cherkas, the Company's former President and a former shareholder of NATW, if certain sales and financial objectives are achieved. Accordingly, upon occurrence of such events the additional consideration will increase goodwill. For the year ended December 31, 1999 and 1998, $702,455 and $838,900 respectively of the Earn Out has been recorded as additional consideration. In April 1998, the former shareholders agreed to defer payment of an aggregate of $1,000,000 of NATW Notes and Earn Out from 1998 to January 1999. In December 1998, the former shareholders of NATW preliminarily agreed to convert the NATW Notes into common stock. The conversion of the NATW Notes into 769,750 share of Common Stock occurred in March 2000 after deducting from the NATW Notes $376,185, which represents a reimbursement to the Company of amounts due it under an indemnity contained in the merger agreement (see below). From the consummation of the NATW merger in February 1998 through the date of the Assignment Agreement (See "Subsequent Events"), the Company has paid Mr. Cherkas $341,355 of the aggregate amount of $1,541,355 owed to him during that period under the Earn Out. The remaining balance due Mr. Cherkas under the Earn Out is now payable to him in accordance with the Assignment Agreement.

      Also on the Merger Date, the Company acquired, through a merger, all of the outstanding capital stock of Centerpiece Communications, Inc. ("CCI") for a purchase price comprised of (i) $1,500,000 in cash, (ii) 401,284 shares of common stock, of which 47,891 shares were subsequently contributed back to the Company (see below) and (iii) a $1,000,000 aggregate principal amount promissory note ("CCI Note"), secured by substantially all of the assets of CCI. In April 1998, the former shareholder of CCI agreed to defer payment of $250,000 of CCI Notes, plus interest, from October 31, 1998 to January 1999. In November 1998, the CCI Note was converted into 813,008 shares of common stock.

      Each of the mergers was accounted for as a purchase. Accordingly, the assets and liabilities were recorded at their estimated fair value at the date of the mergers and the operating results of NATW and CCI were included in the consolidated statement of operations from the Merger Date. The aggregate purchase price paid for CCI and NATW was $5,019,590 and $8,089,410 respectively, including the Earn Out related to the NATW transaction, substantially of which was recorded as goodwill.

      Pursuant to the respective merger agreements, the Company and the former shareholders of NATW and CCI agreed to share certain costs related to any underlying carrier's failure to provide telecommunications services to phone cards purchased by NATW and CCI prior to the mergers. In February 1998, Access Telecom, Inc. ("Access"), a primary provider of telecommunications services to NATW and CCI prior to and after the respective mergers, ceased providing such services to the prepaid phone cards that it had sold to each of NATW and CCI, despite receiving payment for substantially all of the phone cards. The cost to the Company of providing telecommunications services related to such cards aggregated $1,761,097. Of this cost, $376,185 and $298,364 of the costs have been allocated to the former shareholders pursuant to indemnification arrangements.

      In addition to the $1,761,097 indicated above, the Company paid Access $350,000 for cards purchased subsequent to the Merger Date for which it received no services. Additionally, the Company spent approximately $200,000 to print cards that could only be used on Access's platform and, therefore, were of no use to the Company. Accordingly, the total estimated aggregate carrier default of $550,000 was recorded in cost of goods sold by the discounted operations during the year ended December 31, 1998.

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

          Pursuant to the respective merger agreements, the purchase price was adjusted subsequent to the Merger Date by an amount equal to cash of the acquired  company plus the net  realizable  value of accounts  receivable of the acquired company minus current liabilities of the acquired company as of the Merger Date. In November 1998, the Company and the former shareholder of CCI reached a settlement on the amount due to the Company related to Access. Pursuant to the terms of the merger agreement, the former shareholder contributed back to the Company 47,891 shares of common stock issued as part of the merger consideration with a fair market value of $69,867 in consideration of $298,364 that he owed to the Company. The loss on the settlement of $228,497 was recorded as a selling, general, and administrative expense in the Debtors statement of operations for the year ended December 31, 1998.

      GOODWILL

      The Company has experienced significant net losses and negative cash flow from operations subsequent to mergers in 1996 and 1998 culminating in the Company's decision in the third quarter of 1999 to exit the phone card business. In the third quarter of 1999 and fourth quarter of 1998, the Company reviewed the recoverability of the carrying amount of the goodwill that had arisen related to the mergers. In accordance with the Company's accounting policy, this review encompassed the preparation and review of projections of undiscounted cash flows. This review resulted in the conclusion that impairment losses of $2,144,087 and $12,820,868 should be recognized to reduce goodwill to its estimated fair value at December 31, 1999 and 1998 respectively. The following table summarizes changes in the net book value of goodwill during 1999 and 1998.

Balance at December 31, 1997                                       $  3,516,344
Goodwill recorded in connection with NATW and CCI mergers            12,218,740
1998 amortization expense                                              (962,216)
Impairment charge                                                   (12,820,868)
                                                                   ------------
Balance at December 31, 1998                                          1,952,000
Additional earn-out recorded as goodwill                                702,459
1999 amortization expense                                              (510,372)
Impairment charge                                                    (2,144,087)
                                                                   ------------
Balance at December 31, 1999                                       $       --
                                                                   ============

      Goodwill is included in assets of liquidating subsidiaries and the related amortization expense and impairment charge is included in the loss from discontinued operations.

(6) DEBT OBLIGATIONS

      APRIL 1998 NOTES

      In April 1998, the Company completed a private placement (the "April 1998 Private Placement") pursuant to which it received net proceeds of approximately $1,135,000 through the sale of $1,250,000 convertible subordinated promissory notes ("April 1998 Notes") and warrants to purchase 178,573 shares of common stock ("April 1998 Warrants"). The April 1998 Warrants are exercisable through April 2001 at an initial exercise price of $7.00 per share. The estimated fair market value of these warrants of $658,927, along with expenses associated with the April 1998 Private Placement of $115,000, were recorded as deferred financing costs and were amortized to interest expense over the term of the April 1998 Notes. The April 1998 accrued interest at the rate of 10% per annum and was payable on the earlier of January 15, 1999 or the date of the closing of a Qualified Private Placement. The holders had the right at any time to convert all or any portion of the April 1998 Notes into the number of shares of common stock determined by dividing the unpaid amount of the April 1998 Notes by the Conversion Price. In October 1998, the notes were repaid with the proceeds from the October 1998 Private Placement and all remaining deferred financing costs were expensed.

      DECEMBER 1996 NOTES

      In December 1996, the Company completed a private placement (the "December 1996 Private Placement") from which the Company derived proceeds of $3,000,000 through the sale of $3,000,000 of promissory notes and warrants to purchase 1,000,000 shares of common stock. Based on negotiations with the note holders in 1998, the notes were payable as follows: $400,000 was due and payable on the earlier of November 27, 1998 or the date on which the Company

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

undergoes a change in control; $2,600,000 was due on the earlier of January 15, 1999 or the date on which the Company undergoes a change of control. If the notes were not paid upon maturity, the outstanding principal was to begin to accrue interest at the rate of 12% per annum and the principal and accrued interest was to become convertible into common stock, at the option of the holders. In addition, the Company issued $50,000 of notes, which matured in November 1998, and warrants to purchase 16,667 shares of common stock in payment of certain legal fees associated with the December 1996 Private Placement. The estimated fair market value of the warrants of $1,542,044, as determined by independent appraisal, was recorded as a discount and is being amortized over the term of the notes. During the years ended December 31, 1998 and 1997, $713,018 and $771,022 of the discount was amortized to interest expense. In December 1998, the notes were converted into 3,170,912 shares of common stock

      CONVERTIBLE NOTES PAYABLE

      In connection with the acquisition of Global Link Telecom Corporation ("Global Link") on February 29, 1996, the Company assumed $2,800,000 aggregate principal amount of convertible debentures ("Convertible Debentures") of which $1,400,000 were due and payable on June 23, 1999 and $1,400,000 were due and payable on September 14, 1999. The Convertible Debentures were secured by a first lien on all assets of the Company. The Convertible Debentures bore interest at 6% per annum, payable on May 31st and November 30th of each year. At the option of the holders, the Convertible Debentures were immediately due and payable upon a change in control of Global Link. The principal amount of the convertible debentures was convertible at the option of the holders at any time into shares of common stock at a conversion price of $9.264 per share. . During the year ended December 31, 1997, $200,250 of the debentures were converted into 21,615 shares of common stock. In January 1999, holders of $2,524,750 aggregate principal amount of debentures converted the debentures into 3,155,938 shares of common stock. The remaining balance of the convertible debentures was paid in December 1999.

      NOTES PAYABLE TO RELATED PARTIES

      In December 1998, the former shareholders of NATW preliminarily agreed to offset the amounts due to the Company related to Access against the $1,000,000 of NATW Notes payable owed to the former shareholders of NATW, and to subsequently convert the net amount due under the NATW Notes into common stock at a conversion rate of $. 80 per share. In March 2000, after giving effect to the Access settlement with the NATW note holders in the amount of $376,185, the NATW Notes were converted in 769,750 shares of Common Stock with the remaining balance of $110,000 (including accrued interest) payable in April 2000 by the Debtors. At December 31, 1999 the $628,815 (including interest) is shown as a long-term liability of the Company and the $110,000 is included in the Debtors' liabilities as notes payable to related party.

(7) STOCKHOLDERS' EQUITY

      JANUARY 1999 DEBT CONVERSION

      In December 1998, the Company offered the holders of $2,599,750 aggregate principal amount of debentures the opportunity to convert the debentures into shares of common stock at a conversion rate of $.80 per share. In January 1999, holders of $2,524,750 aggregate principal amount of debentures accepted the offer and converted the debentures into 3,155,938 shares of common stock. In connection with the conversion, the Company incurred an extraordinary loss of $1,420,172 related to the difference between the market value of the shares issued on the closing date and the conversion value. The remaining balance of the convertible debentures was paid in December 1999.

      DECEMBER 1998 DEBT CONVERSION

      In December 1998, holders of $3,050,000 principal amount of promissory notes converted their notes into an aggregate 3,170,912 shares of common stock. Certain of the note holders also exchanged 666,667 common stock purchase warrants for an aggregate of 146,342 shares of common stock. Further, certain note holders forgave interest of $14,000 due on the notes.

      NOVEMBER 1998 DEBT CONVERSION

      In November 1998, J. Mark Rubenstein resigned as a director and officer of the Company. Mr. Rubenstein was the former shareholder of CCI who joined the Company in February 1998 when CCI merged with the Company. In connection with his departure from the Company, Mr. Rubenstein sold to certain investors, including Shelly Finkel, Chairman of the

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

Board of the Company, Michael Hoppman, former Chief Financial Officer of the Company and Barry Rubenstein, a stockholder (the "Investors") an aggregate of 353,393 shares of common stock and the $1,000,000 CCI Note for an aggregate purchase price of $575,000.

      In November 1998, the Company offered the Investors the opportunity to convert the $1,000,000 CCI Note into shares of common stock at a conversion rate of $1.23 per share (such price being equal to the average closing price of a share of common stock during October 1998). The Investors accepted the conversion offer and converted the CCI Note into an aggregate 813,008 shares common stock.

      OCTOBER 1998 PRIVATE PLACEMENT

      In October 1998, the Company consummated the October 1998 Private Placement from which it derived net proceeds of $1,846,750 through the sale of 1,198,000 shares of common stock for a purchase price of $1.625 per share. The Company used a portion of the proceeds to repay $1,250,000 aggregate principal amount of the April 1998 Notes and accrued interest of $24,315. In addition, in lieu of compensating Pennsylvania Merchant Group ("PMG") for serving as placement agent of the October 1998 Private Placement, the Company reduced the exercise price of warrants to purchase 100,000 shares issued to PMG in July 1997 in connection with the provision of financial consulting services from $7.00 per share to $1.625 per share. In addition, deferred finance charges of $289,501 were recorded to interest expense during the year ended December 31, 1998. Also in October 1998, the Company issued 30,000 warrants with a value of $78,345 to PMG as consideration for investment advisory services. The warrants are exercisable at $1.62 per warrant through January 2001.

      DEFERRED COMPENSATION

      In January 1998, the Company entered into a one-year consulting agreement with JEB Partners, pursuant to which JEB Partners agreed to provide investor relations consulting services to the Company. In consideration for providing such services, the Company agreed to issue JEB Partners warrants to purchase 60,000 shares of common stock. The estimated fair value of these options of $198,600 was initially recorded as deferred compensation. Expense related to this agreement of $6,102 and $192,498 was recorded during the years ended December 31, 1999 and 1998. The value of these warrants was fully expensed as of December 31, 1998.

      In July 1997, the Company issued five-year warrants to an investment bank to purchase 100,000 shares of common stock in consideration for a one-year consulting agreement. The estimated fair value of these warrants of $350,000 was recorded as deferred compensation and the Company has recorded expense related to this agreement of $204,165. The value of these warrants was fully expensed as of December 31, 1998.

      In January 1997, the Company extended its consulting agreements with two of its stockholders, pursuant to which the stockholders provided consulting services to the Company for a two-year period ending December 1998. In consideration for these services, the Company issued options to purchase 50,000 shares of common stock. The estimated fair market value of these options of $151,648 was recorded as deferred compensation. The value of these options was fully expensed as of December 31, 1998.

      In January 1996, the Company issued five-year warrants to an underwriter and/or its designees to purchase an aggregate of 66,667 shares of common stock in consideration for consulting services. The estimated fair market value of these warrants of $400,000 was recorded as deferred compensation. The value of these warrants was fully expensed as of December 31, 1998.

      In April and October 1995, the Company issued five-year warrants to designees of the underwriter to purchase an aggregate of 33,334 shares of common stock in consideration for providing the Company the right of first refusal to pursue any prospective acquisition target in the phone card industry that the underwriter identified through February 1998. The estimated fair market value of these warrants of $117,000 was recorded as deferred compensation. The value of these warrants was fully expensed as of December 31, 1998.

(8) INCOME TAXES

      The Company had no current federal or state income tax liability for the years ended December 31, 1999 and 1998 due to the net losses recorded for those periods.

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

      The actual income tax expense differs from the "expected" tax benefit for 1999 and 1998, computed by applying the U.S. federal corporate tax rate of 34 percent to loss before income taxes, as follows:

                                                                     1999           1998
                                                                     ----           ----
Computed "expected" tax benefit                                   $(5,035,348)   $(9,713,730)
Non-deductible impairment of goodwill                                 728,990      4,378,147
Increase in valuation allowance (net of effect of acquisitions)     4,719,553      6,132,601
State tax benefit                                                    (413,195)      (797,018)
                                                                  -----------    -----------
                                                                  $      --      $      --
                                                                  ===========    ===========

      The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 is as follows:

                                                       1999            1998
                                                       ----            ----
Deferred tax assets:
Benefit of net operating loss carryforward         $ 14,326,722    $  9,810,499
Depreciation                                            269,818         288,164
Capital loss carryforward                               116,620         116,620
Allowance for uncollectible accounts receivable         161,405         144,318
Deferred revenue                                        759,953       1,262,487
Deferred compensation                                   476,203         473,947
Sales and excise tax liability                        2,005,242       1,692,164
Other accruals                                        1,249,660       1,509,262
Less: valuation allowance                           (19,351,661)    (15,286,192)
                                                   ------------    ------------
      Net deferred tax asset                             13,962          11,269
Deferred tax liabilities:
      Deferred costs                                    (13,962)        (11,269)
                                                   ------------    -------------
Net deferred income taxes                          $         --    $         --
                                                   ============    ============

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not some portion or the entire deferred tax asset will be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences or net operating loss carryforwards become deductible. Management considers scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies which can be implemented by the Company in making this assessment. Based upon the Company's historical operating losses and scheduled reversal of deferred tax liabilities, the Company has established a valuation allowance of $19,351,661 at December 31, 1999. At December 31, 1999, the Company had net operating loss carryforwards ("NOLs") aggregating approximately $38,900,000 expiring in years 2007 through 2019. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior NOL's is limited after an ownership change, as defined in such Section 382, to an amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change, multiplied by the federal long-term tax exempt rate in effect during the month that the ownership change occurred. As a result of the Global Link merger and equity and financing transactions, the Company is subject to limitations on the use of its NOL's as provided under Section 382. Accordingly, there can be no assurance that a significant amount of existing NOL's will be available to the Company.

(9) STOCK OPTIONS

      1994 PLAN

      The Company has reserved 1,500,000 shares of common stock under its 1994 incentive and nonqualified stock option plan ("1994 Plan"). The 1994 Plan authorizes the granting of stock options, restricted stock awards, and deferred stock awards and stock appreciation rights to key employees, officers, directors and consultants. All incentive stock options which will be granted by the Company, with the exception of those options granted to persons holding more than ten percent of the voting common stock in the Company on the date of grant, expire ten years after grant and are issued at exercise prices which are not less than the fair market value of the common stock on the date of grant. Incentive options

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

granted to persons holding more than ten percent of the voting common stock of the Company on the date of grant expire five years after grant and are issued at exercise prices which are not less than 110 percent of the fair market value of the stock on the date of grant. Nonqualified stock options granted under the 1994 Plan may be granted at any price determined by the Board of Directors, however, the price may not be less than the fair market value of the common stock on the date of grant. Stock options vest over a period determined by the Board of Directors. The 1994 Plan contains certain change in control provisions, which include those that could cause options to become immediately exercisable.

      In December 1999, the Board of Directors authorized the cancellation of 294,633 stock options issued prior to August 1999 ("Original Option") held by non-executive employees of the Company whose employment with the Company had or will terminate as a result of the sales of the Debtors' assets to J D Services. Concurrently, the Board of Directors authorized the issuance to these employees an aggregate of 185,934 vested stock options which represents the number of Original Options that would have vested as of March 1, 2000. The option price for these stock options is the same price as the Original Option however these options do not terminate within three months of the employee leaving the employment of the Company but rather on February 28, 2005.

      A summary of activity under the 1994 Plan is as follows:

                                                                Weighted Average
                                              Number of Shares   Exercise Price
                                              ----------------   --------------
Outstanding at January 1, 1998                    387,856          $   5.37
Granted                                           958,511              2.32
Canceled                                          (97,538)             4.95
Exercised                                          (1,000)              .41
                                                ---------          --------
Outstanding at December 31, 1998                1,247,829              3.94
Granted                                           531,034               .77
Canceled                                         (780,630)             1.16
Exercised                                          (1,865)              .69
                                                ---------          --------
Outstanding at December 31, 1999                  996,368          $   3.29
                                                =========          ========

      At December 31, 1999, 658,068 options were exercisable and 503,632 options to purchase shares were available for future grant.

      NON-PLAN OPTIONS

      In exchange for their personally guarantying a $500,000 debt financing obtained by the Debtors in June 1999, the Company issued 100,000 options to purchase common stock to each of Messrs. Eli Oxenhorn and Barry Rubenstein, a principal shareholder of the Company, and Mr. Shelly Finkel, Chairman and a principal shareholder of the Company. The exercise price is $.5625, the fair market value of the common stock at the date of grant of the option, and the options expire June 17, 2004. The value of the options, calculated using the Black-Scholes option-pricing model, of $92,792 was charged to additional paid in capital the year ended December 31, 1999.

      In connection with his employment as the Company's Chief Financial Officer, in June 1999, Mr. Lee R. Montellaro was granted an option to acquire 320,000 shares of common stock. The options vest 120,000 shares at December 1, 1999, 120,000 shares at June 1, 2000, 40,000 shares June 1, 2001 and 40,000 shares June 1, 2002 and the exercise prices are $.75, $1.25, $1.75 and $2.00 respectively. In December 1999, Mr. Montellaro was granted another option, vesting April 3, 2000, to acquire 200,000 shares of common stock at an option price of $.25, a price higher than the fair market value of the common stock at the date of the grant of the option. The options expire five years from date of vesting.

      During the year ended December 31, 1999 the Company granted non-qualified options to various sales representatives and brokers of the Debtors to purchase an aggregate of 64,000 shares of common stock at exercise prices ranging from $.14 to $.75, the fair market value of the common stock at the date of grant of the option. The options vest at various dates and expire five years from date of vesting. The value of those options, calculated using the Black-Scholes option-pricing model, of $2,610 was charged to additional paid in capital in the year ended December 31, 1999. At December 31, 1999, 8,500 of these options were exercisable. Also in 1999, previously issued 1994 Plan vested options to acquire 20,000 shares of common stock at exercise prices ranging from $7.88 to $15.00 where converted to nonqualified options because their expiration dates had been previously extended through 2004.

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

      In December 1999, the Board of Directors authorized the cancellation of 15,000 Original Options, that were not issue under the 1994 Plan, held by non-executive employees of the Company whose employment with the Company had or will terminate as a result of the sales of the Debtors' assets to J D Services. Concurrently, the Board of Directors authorized the issuance to these employees and aggregate of 10,000 vested stock options which represents the number of Original Options that would have vested as of March 1, 2000. The option price for these stock options is the same price as the Original Option however these options do not terminate within three months of the employee leaving the employment of the Company but rather on February 28, 2005.

      In connection with the financing commitment entered into in April 1998, the Company granted 50,000 options to each of Messrs. Barry Rubenstein, a shareholder of the Company, and Eli Oxenhorn as consideration for introducing the investor to the Company. These options are exercisable until April 2003 and have an exercise price of $7.13 per share.

      In January 1998, in connection with a consulting agreement with JEB Partners, the Company granted options to purchase 60,000 shares of common stock at an exercise price of $6.13. The options were immediately exercisable and expire five years from the date of grant.

      During the year ended December 31, 1998, previously issued 1994 Plan options to acquire 72,000 shares of common stock at exercise prices ranging from $1.00 to $2.25 where converted to nonqualified options because their expiration dates had been extended through 2005. At December 31, 1999, 46,000 of these options were exercisable.

      During the year ended December 31, 1997, the Company granted non-qualified options to employees and officers of the Company to purchase an aggregate of 355,000 shares of common stock at exercise prices ranging from $6.44 to $6.56. The options vest at various dates and expire five years from date of vesting. During the years ended December 31, 1999 and 1998, 15,000 and 40,000 of these options were respectively canceled and accordingly 300,000 options remain outstanding. At December 31, 1999, 291,667 of these options were exercisable.

      In July 1997, in connection with the Company's public stock offering the Company granted to the representative of the underwriters an option to purchase 250,000 shares of common stock at an exercise price of $9.08 per share. The option is exercisable commencing July 1998 for a period of four years.

      In 1996, in connection with the Global Link merger, options and warrants to purchase 145,000 shares of common stock of Global Link were converted into options to purchase an aggregate of 36,645 shares of the Company's common stock at exercise prices ranging from $.40 to $7.92. A total of 1,865 and 1,000 of these options were exercised during the years ended December 31, 1999 and 1998, respectively. In January 1998 certain of these options were repriced to $6.56, the then fair value of the Company's common stock. The remaining balance of these options expired in April 1999.

      In February 1996, the Company granted nonqualified options to purchase an aggregate of 58,334 shares of common stock at an exercise price of $18.38 per share to officers of the Company. During the year ended December 31, 1997, 41,667 of these options were canceled. The options vest in three annual installments commencing in February 1997 and will remain exercisable for a period of five years from the date of vesting. In January 1998, these options were repriced to $6.56, the then fair value of the Company's common stock.

      In April 1995, the Board of Directors granted to certain consultants nonqualified stock options to purchase an aggregate of 2,500 shares of common stock at an exercise price of $16.50 per share. Such options were immediately exercisable and expire five years from the date of grant.

      In March 1995, the Company granted non-qualified options to purchase 33,334 shares of common stock at an exercise price of $15.00 per share to a former officer of the Company. The options vest 33 1/3% per annum commencing March 20, 1996 and will remain exercisable for a period of five years from the date of vesting. At December 31, 1999 all these options were exercisable.

      In October 1994, the Board of Directors granted to certain officers and/or directors immediately exercisable ten-year options to purchase 25,000 shares of common stock at an exercise price of $9.99 per share. In January 1998, certain of these options were repriced to $6.56, the then fair value of the Company's common stock.

      At December 31, 1999, 1,781,003 non-plan options were outstanding and 1,283,670 options were exercisable.

      STOCK OPTION RE-PRICING

      In January 1998, the Company reduced the exercise price of 196,683 outstanding options to purchase common stock from exercise prices ranging from $7.88 to $18.38, to the then fair market value of the common stock of $6.56.

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

         SUMMARIZED INFORMATION FOR 1994 PLAN AND NON-PLAN STOCK OPTIONS
                              AT DECEMBER 31, 1999

                                                 Outstanding                             Exercisable
                              ---------------------------------------------------  -------------------------
                                            Weighted Average      Weighted
                              Number of        Remaining           Average         Number of
Exercisable Price Range        Shares       Contractual Life    Exercise Price      Shares        Average Price
-----------------------       ---------     ----------------    --------------     ---------      -------------
    $  .14 to $ 6.00           1,628,882      4.97 years          $  .81            834,218         $ 1.58
    $ 6.00 to $10.00           1,044,309      6.40                $ 7.17            998,340         $ 7.50
    $10.01 and over              104,180      7.96                $14.92            104,180         $14.92
                               ---------      ----                ------          ---------         ------
                               2,777,371      5.62                $ 3.73          1,936,738         $ 5.35
                               =========      ====                ======          =========         ======

      As of December 31, 1999, the Company has reserved an aggregate of 3,281,003 shares of common stock for issuance upon the exercise of options.

SFAS NO. 123

      The Company applies APB Opinion No. 25 in accounting for stock options and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have increased to the pro forma amounts indicated below:

                                                 1999                1998
                                                 ----                ----

Net loss: As reported                        $(14,809,847)       $ (28,569,796)
Pro forma                                    $(15,428,190)       $ (29,829,794)
Net loss per share: As reported              $      (1.04)       $       (4.41)
Pro forma                                    $      (1.08)       $       (4.60)

      The per share weighted-average fair value of stock options granted during 1999 and 1998 was $.48 and $1.67 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1999 expected dividend yield 0%, risk-free interest rate of 6.00%, expected life of 3 years and volatility of 405%; 1998 expected dividend yield 0%, risk-free interest rate of 4.15%, expected life of 3 years and volatility of 214%.

      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of normal publicly traded options, and because changes in the subjective input assumptions can materially affect fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of fair value of its employees stock options.

      Pro forma net loss reflects only options granted after 1994. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options vesting period and compensation cost for options granted prior to January 1, 1995 is not considered.

(11) WARRANTS

      The following warrants to purchase common stock were outstanding at December 31, 1999:

 Issue Date         Shares        Exercise Price      Expiration Date
 ----------         ------        --------------      ---------------
October 1998         30,000         $    1.63         October 2003
April 1998          178,573         $    7.00         April 2003
April 1998          100,000         $    7.50         April 2001
July 1997           100,000         $    1.63         January 2001
December 1996        66,666         $    7.50         November 2001
February 1996         7,085         $   13.64         February 2000
January 1996         66,667         $   15.38         December 2000

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

October 1995         16,667         $   15.00         October 2000
 April 1995          16,667         $   15.00          April 2000
                    -------
                    582,325
                    =======

      During the year ended December 31, 1999 various warrants, including those issued in connection with the Company's initial public offering, to acquire an aggregate of 1,720,560 shares of the Company's common stock expired.

      As of December 31, 1999, the Company had reserved 582,325 shares of common stock for issuance upon exercise of warrants.

(10) COMMITMENTS AND CONTINGENCIES

      LEASE COMMITMENTS

      The Company's future minimum annual rental commitments, net of amounts subleased, at December 31, 1999 under operating leases for office space are as follows:

                       Year                       Amount
                       ----                      --------
                       2000                      $123,735
                       2001                        93,152
                       2002                        95,961
                       2003                        81,918
                      --------                   --------
                       Total                     $394,766
                                                 ========

      Rent expense for the years ended December 31, 1999 and 1998 amounted to approximately $138,000 and $369,000, respectively.

      Included in the minimum annual rental commitments is rent for the Company's executive offices in Marlton, New Jersey which it intends to vacate in connection with the sale of the Debtors' operations to J D Services. For the years 2000 thorough 2004 the aggregate lease commitment is $361,373. J D Services has agreed to assume the Company's entire obligation under this lease. However, as of April 3, 2000, the landlord has not granted to the Company a release from its obligations under the lease.

      In August 1995, the Company entered into a lease for approximately 1,930 square feet of space for its sales offices located at 60 East 42nd Street, New York, New York. The term of the lease is 62 months and provides for an annual rent of $45,248. In December 1998, the Company entered into an agreement with Shelly Finkel Management ("SFM"), a company owned by Shelly Finkel, the Company's Chairman of the Board, pursuant to which, in consideration of the Company's $48,000 payment to SFM, SFM agreed to assume all of the obligations under the lease and indemnify and hold the Company harmless from all losses, costs and expenses associated with the lease arising after December 31, 1998. To date, the Company has paid SFM $24,000.

      EMPLOYMENT ARRANGEMENTS

      The company has entered into employment arrangements with two officers of the Company which provide for aggregate base salaries of $300,000 per annum. The arrangements, which expire on varying dates also provide for annual bonuses and covenants not-to-compete during the employment term and for one year thereafter. During the year ended December 31, 1999 one officer voluntarily waived $75,000 of base compensation.

      LITIGATION

      In June 1998, IDB Worldcom Services, Inc. ("Worldcom") commenced an action against the Company in the Court of Common Pleas of Philadelphia, Pennsylvania. On September 7, 1999, the Company settled this matter with Worldcom for $400,000 of which $300,000 is payable in cash over 22 months and the $100,000 balance was paid through this issuance of 239,045 shares of the Company's common stock.

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

      On February 7, 2000, Star Telecommunications Inc. ("Star") obtained a judgment against the Company in the total amount of $233,557 in connection with litigation styled Star Telecommunications, Inc. v. Global Telecommunications Solutions, Inc., Case No. 01001478, in the Superior Court, State of California County of Santa Barbara, Anacapa Division. Star brought an action against the Company for failure to pay Star for international long-distance telecommunications services which Star provided to the Company's operating subsidiaries under a carrier service agreement entered into between Star and the Company. The Company believes it has adequately accrued for this liability.

      On March 17, 1999, Gloria Diaz, Edward Ragar and Charles Ruggieri (all former sales people for the Company) commenced an action against the Company claiming in the Superior Court of New Jersey, Somerset County Law Division, docket No. L-432-99 alleging that the Company owes them approximately $62,000 in the aggregate for salary, commissions and reimbursement for business expenses. The Company disputes these claims and is defending this matter. The Company believes it has adequately accrued for this liability.

      On December 3, 1999, MTS Communications, Inc. ("MTS") commenced an action against the Company in the United States District for the District of New Jersey. MTS claims that the Company owes it $368,697, together with interest, in connection with operations of the Company's Canadian subsidiary. The Company disputes MTS' claims and is defending this matter. The Company believes it has adequately accrued for this liability.

      The Company also is involved in litigation incidental to its business. Such litigation can be expensive and time consuming to prosecute and defend. The Company believes that these pending litigation matters, in the aggregate, could have a material adverse effect on its operating results and financial condition if resolved against the Company.

      LICENSE

      In August 1995, the Company obtained a nonexclusive license from a third party relating to various patents related to telecommunications processes utilized in the Debtors' operations. The term of the license is through November 2011, when the last patent expires. However the Company ceased utilizing the technology December 31, 1999.

      The Company is obligated to make minimum payments of $50,000 annually over the term of the agreement. Royalty expense amounted to $390,295 and $537,640 for the years ended December 31, 1999 and 1998, respectively. No payments were made during the years ended December 31, 1999 and 1998 and the Company is presently attempting to negotiation a settlement of the $1,221,979 due under the agreement at December 31, 1999.

(11) SUBSEQUENT EVENTS

      J D SERVICES

      On January 31, 2000, the Debtors entered into an agreement ("Purchase Agreement") to sell substantially all of their assets to J D Services. The sale transaction is to be consummated in April 2000. Under the terms of the Purchase Agreement, J D Services will pay an aggregate of $2.1 million as follows: (i) forgiveness of $750,000 debtor-in-possession financing previously provided to the Debtors and (ii) assumption of Debtor's obligations to provide telecommunications services to previously activated phone cards "Deferred Liability." The Purchase Agreement also provides that should the Deferred Liability be determined to be less than $1.35 million, the Debtors shall be due the difference ("True-up Amount".)

      A condition of the Purchase Agreement required that certain agreements, including non-compete agreements among the Company, Debtors and Messrs. Cherkas and Liguori be assigned to J D Services. These agreements with Messrs. Cherkas and Liguori where entered into in connection with the Company's acquisition of NATW in February 1998. To accomplish this assignment, defaults by the Company and the Debtors under the various agreements had to be cured. With respect to Messrs. Cherkas and Liguori, the Company and Debtors entered into an Agreement Regarding The Assignment of Contacts, Cure Amounts and Related Matters on March 7, 2000, which was approved by the Court on March 22, 2000 ("Assignment Agreement".) Under the terms of the Assignment Agreement, the Company is to pay Mr. Liguori on April 17, 2000 $15,000 in unpaid bonus and 50,000 shares of common stock. Also on April 17, 2000 the Company is to pay Mr. Cherkas $94,000; $64,000 for accrued but unpaid salary and $30,000 for reimbursement of legal fees. The Assignment Agreement also provides that the Debtors shall on April 28, 2000 pay Mr. Liguori $110,000 in payment of his portion of the NATW Note and related interest. (See Note 5 with respect to the settlement of Mr. Cherkas' portion of the NATW Note.)

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

      With respect to approximately $1.2 million due Mr. Cherkas under the Earn Out, under the Assignment Agreement, he has agreed to release the Company and Debtors so long as he receives a minimum payment of $700,000, paid as discussed below, by October 7, 2000. To the extent he does not receive the minimum payment of $700,000, the amount due him by the Company shall be $1.2 million less any payments he receives under the Assignment Agreement.

      The Assignment Agreement provides that Mr. Cherkas shall receive the following amounts, if any:

            o     The True-up Amount not to exceed $500,000
            o 70% of the amount of the Debtors' available cash remaining after deduction amount for unpaid accrued Administrative Claims.
            o At the election of the Company, an amount equal to the difference between $700,000 and the amounts otherwise paid him under the Assignment Agreement.

      It is impossible to predict the amount of cash, if any, Mr. Cherkas will receive under the Assignment Agreement and accordingly the Company could be liable to Mr. Cherkas up to $1.2 million if he does not receive a minimum of $700,000 from the Debtors and/or the Company, by October 2000. While proceeds from the sales of assets of the Debtors may satisfy the Earn Out, since the Company remains liable should the Debtors not satisfy the debt, at December 31, 1999 the entire amount due Mr. Cherkas of $1.2 million is reflected as a liability of the Company and not the Debtors.

      The Debtors have exclusive right, until May 25, 2000, to file with the Court a plan of liquidation ("Plan"). Such period may be extended at the discretion of the Court. Subject to certain exceptions in the Bankruptcy Code, acceptance of a Plan requires approval of Court and the affirmative vote (i.e. more than 50% of the number and at least 66 2/3% of the dollar amount, both with regard to claims actually voted) of each class of creditors and equity holders of the Company, whose claims are impaired by the Plan. If the Debtors fail to submit a Plan within the exclusive period prescribed or any extension thereof, any creditor or equity holder will be free to file a Plan with the Court and solicit acceptances thereof. Until the Plan is approved, the impact on the Company of the Plan, if any, cannot be predicted. In addition should the assets of the Debtors not be sufficient to pay Administrative Claims, the Debtors would not be able to confirm a Plan and a trustee would be appointed by the Court to administer the Debtors' estate.

      ENTICENT

      On February 1, 2000, the Company exchanged its investments in its recently formed subsidiaries Imagine and TalkToGo for an interest in Enticent, also a startup entity. As a result of the transaction, the Company will be the largest shareholder of Enticent, owning 44% of the outstanding shares. Accordingly, in the future, the Company's investment in Enticent will be recorded on the equity basis.

      SPRINT

      On March 7, 2000 the Debtors negotiated a settlement with Sprint Corporation with respect to post-petition indebtedness whereby Sprint Corporation accepted $675,000 in full settlement of $932,295 due it as reflected in the balance sheet for the discontinued operations.

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                      (UNAUDITED)
                                                                                       MARCH 31,           DECEMBER 31,
                                                                                    --------------------------------------
                                                                                          2000                 1999
                                                                                    -----------------    -----------------

                                     ASSETS

Current assets:
    Cash                                                                         $     57,926                $    302,067
    Other assets                                                                       41,640                      44,635
                                                                                 ------------                ------------
         Total current assets                                                          99,566                     346,702

Investment in and advances to affiliate                                               179,390                     140,502
Property and equipment, net                                                              --                        26,640
Assets of liquidating subsidiaries                                                  1,221,918                   3,705,832
                                                                                 ------------                ------------
                                                                                 $  1,500,874                $  4,219,676
                                                                                 ============                ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable                                                             $  1,046,817                $  1,053,612
    Accrued license fee                                                             1,221,979                   1,221,979
    Accrued earn-out to related party
                                                                                    1,200,000                   1,200,000
    Other accrued expenses
                                                                                    1,295,213                   1,302,026
                                                                                 ------------                ------------
          Total current liabilities                                                 4,764,009                   4,777,617

Other liabilities:
   Notes payable to related party                                                        --                       628,815
   Liquidating subsidiaries' liabilities subject to compromise - third parties     20,646,190                  23,716,888
                                                                                 ------------                ------------
                                                                                   25,410,199                  29,123,320

Commitments and Contingencies

Stockholders' Equity (Deficit)
    Preferred stock - $.01 par value, authorized 1,000,000 shares;
         none issued and outstanding                                                     --                          --
    Common stock, $.01 par value, authorized 35,000,000 shares;
         issued 15,497,632 and 14,727,882                                             154,976                     147,278
    Additional paid-in capital                                                     56,854,365                  56,233,248
    Accumulated deficit                                                           (80,871,888)                (81,237,392)
    Accumulated other comprehensive income                                             23,089                      23,089
    Less: Treasury stock, 47,891 shares
                                                                                      (69,867)                    (69,867)
                                                                                 ------------                ------------
            Total stockholders' equity (deficit)                                  (23,909,325)                (24,903,644)
                                                                                 ------------                ------------
                                                                                 $  1,500,874                $  4,219,676
                                                                                 ============                ============

The accompanying notes are an integral part of these condensed consolidated financial statements

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                        THREE MONTHS ENDED
                                                                            MARCH 31,
                                                               -------------------------------------
                                                                     2000                1999
                                                               -----------------    ----------------

General and administrative expenses                             $       199,528         $   398,990
Depreciation and amortization                                                 -               4,287
                                                               -----------------    ----------------

          Operating loss                                               (199,528)           (403,277)

Equity in net loss from affiliate                                       (26,029)                  -
                                                               -----------------    ----------------

Loss from continuing operations                                        (225,557)           (403,277)
                                                               -----------------    ----------------

Discontinued operations:
   Loss from discontinued operations                                 (1,017,745)         (1,182,556)
   Gain on disposal of discontinued operations                        1,608,806                   -
                                                               -----------------    ----------------
                                                                        591,061          (1,182,556)
                                                               -----------------    ----------------

          Income (loss) before extraordinary item                       365,504          (1,585,833)

Extraordinary loss on conversion of debt                                      -          (1,420,172)
                                                               -----------------    ----------------

Net income (loss)                                                 $     365,504       $  (3,006,005)
                                                               =================    ================

Primary income (loss) per share:
Loss from continuing operations                                   $       (0.01)     $       (0.03)
Income (loss) from discontinued operations                                 0.04              (0.09)
Extraordinary loss on conversion of debt                                      -              (0.10)
                                                               -----------------    ----------------

Primary income (loss) per share                                    $       0.03      $       (0.22)
                                                               =================    ================

Weighted average shares outstanding - primary                        14,440,946         13,903,091
                                                               =================    ================


The accompanying notes are an integral part of these condensed consolidated financial statements

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                         THREE MONTHS ENDED
                                                                                             MARCH 31,
                                                                               ---------------------------------------
                                                                                     2000                 1999
                                                                               ------------------   ------------------
Operating activities:
Net income (loss)                                                                  $     365,504        $ (3,006,005)
Adjustment to reconcile net loss to net cash used in operating activities:
    Loss from discontinued operations                                                  1,017,745            1,182,556
    Depreciation and amortization                                                              -                4,287
    Amortization of deferred compensation                                                      -                6,102
    Amortization of deferred financing charges                                                 -                4,995
    Loss on debt conversion                                                                    -            1,420,172
    Gain on sale of fixed assets                                                      (1,608,806)                   -
    Loss from equity investment                                                           26,029
Changes in operating assets and liabilities, net of effect of acquisitions:
    Accounts receivable                                                                        -                    -
    Other assets                                                                          29,635              (17,343)
    Accounts payable                                                                      (6,795)             339,012
    Accrued license fees                                                                       -              127,632
    Accrued note and earn-out to related party                                                 -             (534,056)
    Accrued expenses                                                                      (6,813)              63,484
    Deferred revenues                                                                          -                    -
                                                                               ------------------   ------------------
Cash used by continuing operating activities                                           (183,501)             (409,164)
Cash used by discontinued operating activities                                                -              (392,787)
                                                                               ------------------   ------------------
   Cash (used) by operating activities                                                 (183,501)             (801,951)
                                                                               ------------------   ------------------

Investing activities:
    Advances to affiliate                                                               (60,640)                    -
                                                                               ------------------   ------------------
            Net cash (used) by financing activities                                     (60,640)                    -
                                                                               ------------------   ------------------

               Net change in cash                                                       (244,141)            (801,951)
Cash, beginning of year                                                                  302,067            1,604,166
                                                                               ------------------   ------------------
Cash, end of year                                                                 $       57,926        $     802,215
                                                                               ==================   ==================

Supplemental disclosures:
   Fair value of common stock issued upon note conversion                         $            -        $   3,944,922
                                                                               ==================   ==================
   Conversion of note payable to related party into common stock                  $      628,815        $           -
                                                                               ==================   ==================


The accompanying notes are an integral part of these condensed consolidated financial statements

            GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES
              Notes to Condensed Consolidated Financial Statements
                                 March 31, 2000
                                   (unaudited)


(1)      Business and Basis of Presentation


Business

   Global Telecommunication Solutions, Inc. (the "Company") was incorporated on December 23, 1992 and historically, through certain subsidiaries, was engaged in the marketing and distribution of prepaid phone cards. As a result of the Company's subsidiaries long history of losses in the prepaid phone card business, coupled with an increasingly competitive environment, the Company's Board of Directors adopted a plan to discontinue and sell the prepaid phone card business. To facilitate the possible sale of the phone card assets, these subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court for the District of Delaware ("Court") under Chapter 11 of the U.S. Bankruptcy Code on October 28, 1999. The subsidiaries of the Company that filed for Court protection are Global Link Telecom Corporation, GTS Holding Corp., Inc., TelTime, Inc., Network Services System, Inc., Network Services System, L.P., GTS Marketing, Inc., Global Telecommunication Solutions, L.P., Networks Around the World, Inc. and Centerpiece Communications, Inc. (collectively the "Debtors"). On January 31, 2000, the Debtors entered into an agreement to sell their fixed assets to J D Services, Inc. ("J D Services") (See below.)


   The Company's financial statements have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization ("SOP 90-7.")" The Debtors have been operating their business as debtors-in-possession subject to the jurisdiction of the Court.


   As a result of the Company's decision to sell its phone card business and the subsequent voluntary filing by certain of the Company's subsidiaries under Chapter 11 of the U.S. Bankruptcy Code, the operations of that business are presented herein as discontinued operations and the assets and liabilities of the filing subsidiaries have been aggregated in the accompanying balance sheets.


Basis of Presentation

   The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.


(2)      Going Concern


   At March 31, 2000 the Company, excluding the assets and liabilities relating to the Debtors, had cash of $58,000 and a working capital deficit of $4.7 million. Subsequent to March 31, 2000, the Company continues to generate negative cash losses from operations.

   At March 31, 2000 substantially all the Company's current liabilities relate to indebtedness incurred in connection with the discontinued phone card business. These liabilities were incurred by the Company rather than the Debtors, and are due to less than 10 entities. The Company is currently negotiating with the various parties in an effort to reach settlements regarding the amounts due. The Company is attempting to settle these liabilities on favorable terms to the Company.

   The Company's ability to continue in operation and execute its new business plan is subject to various factors including, but not limited to, resolving its aforementioned outstanding liabilities, and raising additional capital. Management of the Company cannot presently predict the outcome of these matters and there can be no assurance that the Company will be successful in any of these endeavors.

   The accompanying condensed consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

(3)      Loss Per Share

   For the three months ended March 31, 2000 and 1999 income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of Common Stock. For the three months ended March 31, 2000 fully diluted income (loss) per share has not been presented to include the effect of Common Stock equivalents since the impact is insignificant. For the three months ended March 31, 1999, common stock equivalents are excluded from the income (loss) per share calculation because the effect would be antidilutive.

(4)      Reclassifications

   Certain reclassifications have been made to the 1999 condensed consolidated financial statements to conform to the 2000 presentation.

(5)      Debtors Sale of Assets and Discontinued Operations

   On January 31, 2000, the Debtors entered into an agreement ("Purchase Agreement") to sell substantially all of their assets to J D Services. The sale transaction was consummated effective April 1, 2000 pursuant to an order of the Court. Under the terms of the Purchase Agreement, J D Services will pay an aggregate of $2.1 million as follows: (i) forgiveness of $750,000 debtor-in-possession financing previously provided to the Debtors and (ii) assumption of Debtor's obligations to provide telecommunications services to previously activated phone cards "Deferred Liability." The Purchase Agreement also provides that should the Deferred Liability be less than $1.35 million, the Debtors shall be due the difference ("True-up Amount".) As a result of this sale, the Debtors realized a gain of $1,608,806.

   A condition of the Purchase Agreement required that certain agreements, including non-compete agreements among the Company, Debtors and Messrs. Cherkas and Liguori be assigned to J D Services. These agreements with Messrs. Cherkas and Liguori were entered into in connection with the Company's acquisition of Networks Around the World, Inc. ("NATW") in February 1998. To accomplish this assignment, defaults by the Company and the Debtors under the various agreements had to be cured. With respect to Messrs. Cherkas and Liguori, the Company and Debtors entered into an Agreement Regarding The Assignment of Contacts, Cure Amounts and Related Matters on March 7, 2000, which was approved by the Court on March 22, 2000 ("Assignment Agreement".) Under the terms of the Assignment Agreement, the Company, on May 3, 2000, paid Mr. Liguori $15,000 in unpaid bonuses due him and delivered to him 50,000 shares of Common Stock. Also on May 3, 2000, the Company paid Mr. Cherkas $94,000; $64,000 for accrued but unpaid salary and $30,000 for reimbursement of legal fees. As provided by the Assignment Agreement, the Debtors paid Mr. Liguori on May 3, 2000, $110,000 in payment of the note, and related interest, issued in connection with the acquisition of NATW.

   With respect to approximately $1.2 million due Mr. Cherkas under an earn-out agreement entered into in connection with the NATW acquisition ("Earn Out"), under the Assignment Agreement he has agreed to release the Company and Debtors if he receives a minimum payment of $700,000 by October 7, 2000, paid as discussed below. To the extent he does not receive the minimum payment of $700,000, the amount due him by the Company shall be $1.2 million, less any payments he receives under the Assignment Agreement.

   The Assignment Agreement provides that Mr. Cherkas shall receive the following amounts, if any:

         o        The True-up Amount not to exceed $500,000
         o 70% of the amount of the Debtors' available cash remaining after deduction of amounts for unpaid accrued administrative expenses.
         o At the election of the Company, an amount equal to the difference between $700,000 and the amounts otherwise paid him under the Assignment Agreement.

    It is impossible to predict the amount of cash, if any, Mr. Cherkas will receive under the Assignment Agreement and accordingly the Company could be liable to Mr. Cherkas up to $1.2 million if he does not receive a minimum of $700,000 from the Debtors and/or the Company by October 7, 2000. While proceeds from the sales of assets of the Debtors may satisfy the Earn Out, since the Company remains liable should the Debtors not satisfy the debt the entire amount due Mr. Cherkas of $1.2 million is reflected as a liability of the Company on its balance sheet and not the Debtors.

   The Debtors have exclusive right, until May 25, 2000, to file with the Court a plan of liquidation ("Plan"). Such period may be extended at the discretion of the Court. Subject to certain exceptions in the Bankruptcy Code, acceptance of a Plan requires approval of the Court and the affirmative vote (i.e. more than 50% of the number and at least 66 2/3% of the dollar amount, both with regard to claims actually voted) of each class of creditors and equity holders of the Company, whose claims are impaired by the Plan. If the Debtors fail to submit a Plan within the exclusive period prescribed or any extension thereof, any creditor or equity holder will be free to file a Plan with the Court and solicit acceptances thereof. Until the Plan is approved, the impact on the Company of the Plan, if any, cannot be predicted. In addition should the assets of the Debtors not be sufficient to pay administrative priority claims, the Debtors would not be able to confirm a Plan and a trustee would be appointed by the Court to administer the Debtors' estate.

   Operating results from the discontinued operations of the Debtors for each of the three months ended March 31, 2000 and 1999 is as follows:

                                                2000               1999
                                          ------------------ -----------------
Net sales                                     $   3,259,959     $   7,423,389
Cost of sales                                     3,242,223         6,644,873
                                          ------------------ -----------------
Gross Profit                                         17,736           778,516
Selling, general and
   administrative expense                           783,673         1,409,577
Depreciation and amortization                       251,808           364,019
Operating loss                                   (1,017,745)         (995,080)
Interest income                                          -             14,338
Interest expense                                         -           (201,814)
                                          ================== =================
Net loss from discontinued
   Operations                                $  (1,017,745)    $  (1,182,556)
                                          ================== =================

   Summary balances sheets of the discontinued operations of the Debtors is as follows:

                                                    MARCH 31,         DECEMBER 31,
                                                      2000                1999
                                                ------------------ -------------------

Current assets:
    Cash                                           $   279,905            $   594,143
    Accounts receivable, net                           892,013              1,102,229
    Inventory                                             --                  251,776
                                                ------------------ -------------------
         Total current assets                        1,171,918              1,948,148

Property and equipment, net                               --                1,707,684
Other assets, net                                       50,000                 50,000
                                                ------------------ -------------------
Total assets of liquidating subsidiaries           $ 1,221,918            $ 3,705,832
                                                ================== ==================

Pre-petition current liabilities:
    Accounts payable                               $ 8,975,322            $ 8,638,408
    Accrued regulatory fees                          5,836,021              5,836,021
    Other accrued expenses                             138,497                430,967
    Deferred revenues                                     --                1,963,797
    Estimated sales tax liability                    5,402,446              5,429,514
    Notes payable to related party                     110,000                110,000
                                                ------------------ -------------------
                                                    20,462,286             22,408,707

    Post-petition administrative claims                183,904              1,308,181
                                                ------------------ -------------------
Total liquidating subsidiaries' liabilities
   subject to compromise - third parties           $20,646,190            $23,716,888
                                                ================== ==================

(6)      Debt Settlement


   In connection with the NATW acquisition, the Company issued notes in the aggregate amount of $1 million of which $900,000 were payable to Mr. Cherkas. In December 1998, Mr. Cherkas preliminarily agreed to convert his note into Common Stock. The conversion of the note into 769,750 shares of Common Stock occurred in March 2000 after deducting from the note $376,185, which represents a reimbursement to the Company of amounts due it under an indemnity contained in the NATW merger agreement.

(7)      Investment in Affiliates

   On February 1, 2000, the Company exchanged its investments in its recently formed subsidiaries Imagine Telecom, Inc. and TalkToGo.com, Inc. for a 44% interest in Enticent.com, Inc. ("Enticent"), also a startup entity. As a result of the transaction the Company will be the largest shareholder of Enticent, owning 44% of the outstanding shares. Accordingly the Company's investment in Enticent is recorded on the equity basis.

(8)      Litigation

   On February 7, 2000, Star Telecommunications Inc. ("Star") obtained a judgment against the Company in the total amount of $233,557 in connection with litigation styled Star Telecommunications, Inc. v. Global Telecommunications Solutions, Inc., Case No. 01001478, in the Superior Court, State of California County of Santa Barbara, Anacapa Division. Star brought an action against the Company for failure to pay Star for international long-distance telecommunications services which Star provided to the Company's operating subsidiaries under a Carrier Service Agreement entered into between Star and the Company. The Company believes it has adequately accrued for this liability.

   On March 17, 1999, Gloria Diaz, Edward Ragar and Charles Ruggieri (all former sales people for the Company's subsidiaries) commenced an action against the Company in the Superior Court of New Jersey, Somerset County Law Division, docket No. L-432-99 alleging that the Company owes them approximately $62,000 in the aggregate for salary, commissions and reimbursement for business expenses. The Company disputes these claims and is defending this matter. The Company believes it has adequately accrued for this liability.


   On December 3, 1999, MTS Communications, Inc. ("MTS") commenced an action against the Company in the United States District for the District of New Jersey. MTS claims that the Company owes it $368,697, together with interest, in connection with operations of the Company's Canadian subsidiary. The Company disputes MTS' claims and is defending this matter. The Company believes it has adequately accrued for this liability.


   The Company also is involved in litigation incidental to its business. Such litigation can be expensive and time consuming to prosecute and defend. The Company believes that these pending litigation matters, in the aggregate, could have a material adverse effect on its operating results and financial condition if resolved against the Company.


(9)      Subsequent Event

   In April 2000, the Company borrowed $125,000 from Mr. Shelly Finkel, chairman and a principal shareholder of the Company at an interest rate of 8% per annum. Subject to the negotiation of a definitive agreement, including provisions regarding repayment and security for the loan, the Company borrowed the money on a demand basis.